Exhibit 10.4

Execution Version

Certain identified information has been excluded from the exhibit because it is both not material and is the type that the Registrant treats as private or confidential. Triple asterisks [***] denote exclusions.

COLLABORATION AND LICENSE AGREEMENT

by and between

KEZAR LIFE SCIENCES, INC.,

EVEREST MEDICINES II (HK) LIMITED,

and

solely for purposes of SECTION 2.8.4 (Everest’s Change of Control)
and Section 15.6 (Guarantee),

EVEREST MEDICINES LIMITeD

Dated as of September 20, 2023

Table of Contents

-i-

-ii-

Exhibit List

Exhibit A Compound

Exhibit B Licensed Patents (including the Onyx Patents)
Exhibit C Product Sub-Structures
Exhibit D Initial Development Plan

Schedule 1.22 Exceptions to Competing Product

Schedule 1.143 Upstream License

-iii-

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of September 20, 2023 (the “Effective Date”) by and between KEZAR LIFE SCIENCES, INC., a Delaware corporation having an address at 4000 Shoreline Court, Suite 300, South San Francisco, CA 94080 (“Kezar”), EVEREST MEDICINES II (HK) LIMITED, a Hong Kong company with limited liability having an address at Unit 417 4/F, Lippo Centre Tower Two, No.89 Queensway Admiralty, HK (“Everest”), and solely for purposes of Section 2.8.4 (Everest’s Change of Control) and Section 15.6 (Guarantee), EVEREST MEDICINES LIMITED, a Cayman Islands company with limited liability having an address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Guarantor”). Kezar and Everest are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Kezar possesses certain rights to patents and other intellectual property related to Products (as hereinafter defined); and

WHEREAS, Everest desires to license from Kezar such intellectual property rights, and to commercially develop, manufacture, use and distribute Products based upon the same in the Field and in the Territory (each as hereinafter defined), and Kezar desires to grant such a license to Everest in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article 1

DEFINITIONS

All references to particular Exhibits, Articles or Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

Section 1.1 “Acquirer” shall have the meaning set forth in Section 2.8.4(a).

Section 1.2 “Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this Section, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

Section 1.3 “Agreement” shall have the meaning set forth in the Preamble.

Section 1.4 “Alliance Manager” shall have the meaning set forth in Section 4.1 (Alliance Managers).

Section 1.5 “Anti-Corruption Law” means any and all applicable Laws concerning the prevention of bribery, corruption, illegal payments and gratuities, fraud, racketeering, money laundering, or terrorism, including the United States Foreign Corrupt Practices Act (“FCPA”), the Hong Kong Prevention of Bribery Ordinance, the People’s Republic of China Criminal Law, the People’s Republic of China Unfair Competition Law, the Interim Regulations of the State Administration for Industry and Commerce on Prohibition of Commercial Bribery and any similar Law in the applicable jurisdiction; provided, that the FCPA shall be deemed an applicable Anti-Corruption Law of every Region in the Territory.

Section 1.6 “Arbitration Rules” shall have the meaning set forth in Section 14.3 (Long Form Arbitration).

Section 1.7 “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in Singapore, San Francisco, California or Shanghai, China are authorized or required by law to remain closed.

Section 1.8 “Calendar Quarter” means each period of three consecutive calendar months ending on March 31, June 30, September 30, or December 31, except that the first Calendar Quarter of the Term will commence on the Effective Date, and the last Calendar Quarter of the Term will end on the effective date of the termination or expiration of this Agreement.

Section 1.9 “Calendar Year” means each period of 12 consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term will commence on the Effective Date, and the last Calendar Year of the Term will end on the effective date of the termination or expiration of this Agreement.

Section 1.10 “CDE” means the Center for Drug Evaluation of NMPA or its successor.

Section 1.11 “Change of Control” means, with respect to an entity, (a) a merger, reorganization, combination, or consolidation of such entity with another entity that results in the holders of beneficial ownership of the voting securities or other voting interests of such original entity (or, if applicable, the ultimate parent of such original entity) immediately prior to such merger, reorganization, combination, or consolidation ceasing to hold beneficial ownership of more than 50% of the combined voting power of the surviving entity or the ultimate parent of the surviving entity immediately after such merger, reorganization, combination or consolidation, (b) a transaction or series of related transactions in which another entity, together with its Affiliates, becomes the beneficial owner of 50% or more of the combined voting power of the outstanding securities or other voting interest of such original entity, or (c) the sale, lease, exchange, contribution, or other transfer (in one transaction or a series of related transactions) to another entity of all or substantially all of such original entity’s assets.

Section 1.12 “Clinical Supply Agreement” shall have the meaning set forth in Section 8.2.2 (Clinical Supply Agreement).

Section 1.13 “Clinical Trial” means any human clinical trial of a pharmaceutical or biological product.

Section 1.14 “CMC” means chemistry, manufacturing and controls.

Section 1.15 “CMO” means a contract manufacturing organization.

Section 1.16 “Combination Therapy” means a method of using or administering the Compound or a Product sequentially or concomitantly with one or more other active pharmaceutical ingredient(s) other than the Compound to achieve a therapeutic effect.

Section 1.17 “Commercial Supply Agreement” shall have the meaning set forth in Section 8.2.3 (Commercial Supply Agreement).

Section 1.18 “Commercialization”, “Commercialize” or “Commercializing” means all activities directed to marketing, distribution, promoting or selling of pharmaceutical products (including importing and exporting activities in connection therewith), but excluding activities directed to Development or Manufacturing.

Section 1.19 “Commercialization Plan” shall have the meaning set forth in Section 7.2 (Commercialization Plan).

Section 1.20 “Commercially Reasonable Efforts” means, with respect to a Party, those efforts and resources commensurate with those efforts commonly used in the pharmaceutical industry by a company of comparable size in connection with the Development or Commercialization of pharmaceutical products that are of similar status, including with respect to the commercial potential, the proprietary position of the applicable product, the regulatory status and approval process, the probable profitability or strategic value of the applicable product to such Party, and other relevant factors such as commercial, technical, legal, scientific, or medical factors. In determining the level of efforts constituting “Commercially Reasonable Efforts,” the following shall not be taken into account: (a) any other pharmaceutical product Everest is then researching, Developing, Manufacturing or Commercializing, alone or with one or more collaborators, or (b) any payment required to be made to Kezar hereunder.

Section 1.21 “Competing Activities” shall have the meaning set forth in Section 2.8.4(a).

Section 1.22 “Competing Product” means [***].

Section 1.23 “Complementary Product” means [***].

Section 1.24 “Compound” means Zetomipzomib, having the structure set forth in Exhibit A.

Section 1.25 “Confidential Information” shall have the meaning set forth in Section 12.1.1 (Confidential Information).

Section 1.26 “Continuing Technology Transfer” shall have the meaning set forth in Section 2.5.2 (Continuing Technology Transfer).

Section 1.27 “Control” or “Controlled” means, with respect to any Know-How, material, Patent Right, other Intellectual Property Right or Regulatory Filing, the possession (whether by ownership or license or right of reference, as applicable) by a Party or its Affiliate of the ability to grant to the other Party a license or access or right of reference, as applicable, as provided herein to such Know-How, material, Patent Right, other Intellectual Property Right or Regulatory Filing, without violating the terms of any agreement or other arrangement with any Third Party, or being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access; provided, however, that if (a) Kezar would Control any Know-How, material, Patent Right, other Intellectual Property Right or Regulatory Filing but for an obligation to pay royalties or other consideration for the Exploitation of a Product in the Territory in connection with a grant to Kezar of such Know-How, material, Patent Right, other Intellectual Property Right or Regulatory Filing, and (b) Everest agrees in writing to reimburse Kezar for all such royalties or other consideration, then such Know-How, material, Patent Right, other Intellectual Property Right or Regulatory Filing shall be deemed Controlled by Kezar; further provided, that, notwithstanding the other terms in this definition, Kezar shall be deemed, as of the Effective Date, to Control the Onyx Know-How and the Onyx Patents, subject in all cases to Everest’s obligations with respect to the payment of royalties owed to Onyx as set forth in Section 3.3.7 (Upstream Royalties). Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Know-How, material, Patent Right, other Intellectual Property Right or Regulatory Filing that is owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (x) prior to the closing of such Change of Control, except to the extent that any such Patent Rights or Know-How were developed by such Third Party prior to such Change of Control using or incorporating such Party’s or its pre-existing Affiliate’s Know-How or Patent Rights or such Party Controlled such Know-How, material, Patent Rights, other Intellectual Property Rights or Regulatory Filings prior to the closing of such Change of Control, or (y) after such Change of Control to the extent that such Patent Rights or Know-How are developed or conceived by such Third Party or its Affiliates (other than such Party) after such Change of Control without using or incorporating such Party’s or its pre-existing Affiliate’s Know-How or Patent Rights and are not developed or conceived by personnel who were employees or consultants of such Party or its pre-existing Affiliates.

Section 1.28 “Cover” means (a) with respect to Know-How, such Know-How was used in the Exploitation of the product, and (b) with respect to a Patent Right, a Valid Claim would (absent a license thereunder or ownership thereof) be Infringed by the Exploitation of the product; provided, however, that in determining whether a Valid Claim that is a claim of a pending application would be Infringed, it shall be treated as if issued as then currently being prosecuted. Cognates of the word “Cover” shall have correlative meanings.

Section 1.29 “Data” means any and all scientific, technical and test data pertaining to the Compound or any Product, including research data, safety data, tolerability data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), nonclinical data, clinical data or submissions made in association with an IND or NDA with respect to the Compound or any Product, in each case that is Controlled by a Party.

Section 1.30 “Default Notice” shall have the meaning set forth in Section 13.2.1 (Breach Notice; Cure Period).

Section 1.31 “Defending Party” shall have the meaning set forth in Section 9.4 (Defense of Third Party Claims).

Section 1.32 “Deficient Site” shall have the meaning set forth in Section 5.9 (Clinical Trial Audits and Compliance).

Section 1.33 “Develop” or “Development” or “Developing” means preclinical and clinical drug or biological development activities, including test method development, toxicology, formulation, quality assurance/quality control development, statistical analysis, preclinical studies and Clinical Trials and medical affairs, regulatory affairs, and regulatory activities, including filing for, obtaining and maintaining approval and registration, but excluding activities directed to Commercialization or Manufacturing.

Section 1.34 “Development Milestone Event” shall have the meaning set forth in Section 3.2.2 (Development Milestone Payments).

Section 1.35 “Development Plan” shall have the meaning set forth in Section 5.2 (Development Plan).

Section 1.36 “Disclosing Party” shall have the meaning set forth in Section 12.1.1 (Confidential Information).

Section 1.37 “Dispute” shall have the meaning set forth in Section 14.1 (Disputes; Resolution by Executive Officers).

Section 1.38 “Early Access Program” or “EAP” means any program permissible under applicable Laws in the Territory to provide patients with a Product prior to Marketing Approval and prior to First Commercial Sale in any Region in the Territory. For clarity, an EAP with respect to any of the Products may continue to be performed following Marketing Approval of such Product to the extent legally permissible.

Section 1.39 “Effective Date” shall have the meaning set forth in the Preamble.

Section 1.40 “EMA” means the European Medicines Agency or any successor entity thereto.

Section 1.41 “Enforcing Party” shall have the meaning set forth in Section 9.3.5 (Cooperation with Respect to Enforcement).

Section 1.42 “Everest” shall have the meaning set forth in the Preamble.

Section 1.43 “Everest Acquired Party” shall have the meaning set forth in Section 2.8.4(b).

Section 1.44 “Everest Audited Party” shall have the meaning set forth in Section 3.7 (Records and Audits).

Section 1.45 “Everest Data” shall have the meaning set forth in Section 9.1.1 (Data).

Section 1.46 “Everest Indemnified Parties” shall have the meaning set forth in Section 11.1.1 (By Kezar).

Section 1.47 “Everest Parent” means any Person as to which Everest is, directly or indirectly, a subsidiary, including, as of the Effective Date, Guarantor.

Section 1.48 “Excluded Field” means any and all uses related to the diagnosis and/or treatment in humans of cancerous or Pre-Cancerous diseases and/or conditions, including those related to hematological diseases and/or conditions.

Section 1.49 “Executive Officers” means (a) with respect to Everest, the Chief Executive Officer of Everest, or any other executive officer that such officer designates from time to time, and (b) with respect to Kezar, the Chief Executive Officer of Kezar, or any other executive officer that such officer designates from time to time.

Section 1.50 “Expedited Arbitration” shall have the meaning set forth in Section 14.4 (Expedited Arbitration).

Section 1.51 “Exploit” means to research, Develop, Manufacture, use, sell, import or otherwise Commercialize a product, provided, that with respect to Everest’s (and its Affiliates’ and Sublicensees’) research of the Compound and Product under this Agreement, such research shall be limited to any Indications that are the subject of a Development Plan approved by the JSC. Cognates of the word “Exploit” shall have correlative meanings.

Section 1.52 “FCPA” shall have the meaning set forth in Section 1.5 (Anti-Corruption Law).

Section 1.53 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

Section 1.54 “Field” means any and all uses except for uses in the Excluded Field.

Section 1.55 “First Commercial Sale” means, with respect to any Product in any Region, the first sale for end use or consumption of such Product in such Region after Marketing Approval has been granted in such Region; provided, that Product sold under an EAP shall not be deemed to be a First Commercial Sale.

Section 1.56 “Foreground IP” shall have the meaning set forth in Section 9.1.2 (Inventions).

Section 1.57 “FTE Rate” means [***] per hour.

Section 1.58 “Fully Burdened Manufacturing Cost” means [***].

Section 1.59 “GAAP” means the current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.

Section 1.60 “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent applicable Law in any Region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

Section 1.61 “Generic Product” means with respect to a Product in a Region, any pharmaceutical product that (a) (i) contains the same active pharmaceutical ingredients as such Product and is approved by the Regulatory Authority in such Region based on reference to data contained in an earlier Regulatory Filing; or (ii) is A Rated (defined below) with respect to such Product or otherwise approved by the Regulatory Authority in such Region as a substitutable generic for such Product; and (b) is sold in such Region by a Third Party that is not a Sublicensee and did not purchase such product or its active pharmaceutical ingredients from Everest or its Affiliates or Sublicensees. For purposes of this definition, “A Rated” means “therapeutically equivalent” as determined by the FDA, NMPA or the applicable Regulatory Authority.

Section 1.62 “GMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent applicable Law in any relevant Region in the Territory, each as may be amended and applicable from time to time.

Section 1.63 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

Section 1.64 “Guarantor” shall have the meaning set forth in the Preamble.

Section 1.65 “Impact Notice” shall have the meaning set forth in Section 5.3.1(a).

Section 1.66 “Imported Drug License” means an imported drug license (进口药品注册证) issued by the NMPA.

Section 1.67 “IND” means an investigational new drug application, or equivalent application such as a Clinical Trial application filed with the applicable Regulatory Authority in a Region in the Territory, which application is required to commence Clinical Trials in the Territory.

Section 1.68 “Indication” means any generally acknowledged disease or condition, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition, or a risk for a disease or condition for which an NDA may be obtained.

Section 1.69 “Infringed” or “Infringement” means any infringement of a Patent Right, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

Section 1.70 “Initial Technology Transfer” shall have the meaning set forth in Section 2.5.1 (Initial Technology Transfer).

Section 1.71 “Initiation” means, with respect to a Clinical Trial, the first dosing in the first patient in such Clinical Trial.

Section 1.72 “Intellectual Property Rights” means all Patent Rights, Know-How, copyrights, trademarks, moral rights, and any and all other intellectual property or proprietary rights in any jurisdiction.

Section 1.73 “Inventions” means all inventions, whether or not patentable, that are discovered, made, conceived, or conceived and reduced to practice in connection with any research, Development, Manufacturing or Commercialization activities conducted under this Agreement with respect to the Compound or any Product.

Section 1.74 [***].

Section 1.75 “JDC” shall have the meaning set forth in Section 4.3.1 (Formation).

Section 1.76 “Joint IP” shall have the meaning set forth in Section 9.1.2 (Inventions).

Section 1.77 “Joint Patents” shall have the meaning set forth in Section 9.1.2 (Inventions).

Section 1.78 “JSC” shall have the meaning set forth in Section 4.2.1 (Formation).

Section 1.79 “Kezar” shall have the meaning set forth in the Preamble.

Section 1.80 “Kezar Audited Party” shall have the meaning set forth in Section 8.4 (Audit by Everest).

Section 1.81 “Kezar Data” shall have the meaning set forth in Section 9.1.1 (Data).

Section 1.82 “Kezar Foreground IP” shall have the meaning set forth in Section 9.1.2 (Inventions).

Section 1.83 “Kezar Indemnified Parties” shall have the meaning set forth in Section 11.1.2 (By Everest).

Section 1.84 “Kezar Parent” means any Person as to which Kezar is, directly or indirectly, a subsidiary.

Section 1.85 “Kezar Patents” means any and all Patent Rights Controlled by Kezar or its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for Everest to Develop, Manufacture, or Commercialize the Products in the Field in the Territory, provided, that Kezar Patents shall not include Onyx Patents. Kezar Patents existing as of the Effective Date include those set forth in Exhibit B to this Agreement.

Section 1.86 “Kezar Product Marks” shall have the meaning set forth in Section 9.8 (Product Trademarks).

Section 1.87 “Kezar Territory Regulatory Filings” shall have the meaning set forth in Section 6.1 (Regulatory Activities).

Section 1.88 “Know-How” means techniques, technology, trade secrets, inventions (whether patentable or not), methods, know-how, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents, and other information, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical material.

Section 1.89 “Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

Section 1.90 “Licensed IP” means (a) the Licensed Patents, and (b) any Know-How Controlled by Kezar or its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for Everest to Develop, Manufacture, or Commercialize the Products in the Field in the Territory; provided, that the Licensed IP shall not include Onyx Know-How. For clarity, the Licensed IP shall exclude any Patent Rights and Know-How relating solely to active pharmaceutical ingredient(s) other than the Compound.

Section 1.91 “Licensed Patents” means (a) the Kezar Patents; and (b) the Onyx Patents Controlled by Kezar or its Affiliates as of the Effective Date or during the Term.

Section 1.92 “Local Trial” means any Clinical Trial for any Product in the Field and which (a) Everest determines to conduct and is conducted by or on behalf of Everest in the Territory pursuant to the Development Plan, including all investigator-sponsored and investigator-initiated Clinical Trials for the Product in the Field in the Territory, and (b) does not include clinical sites in any country or jurisdiction outside the Territory.

Section 1.93 “Losses” shall have the meaning set forth in Section 11.1.1 (By Kezar).

Section 1.94 “MAE” shall have the meaning set forth in Section 5.3.1(a).

Section 1.95 “Major Pharmaceutical Company” means any pharmaceutical or biotechnology company whose (a) (i) securities are traded on a securities exchange that has registered with the U.S. Securities and Exchange Commission under Section 6 of the Securities Exchange Act of 1934, as amended, and (ii) market capitalization exceeds [***], or (b) annual sales exceed [***].

Section 1.96 “Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacturing, formulation, filling and finishing, quality control testing (including in-process, release and stability testing, if applicable), storage, releasing, packaging and labeling, but excluding activities directed to Development or Commercialization.

Section 1.97 “Manufacturing Know-How” means all Licensed IP or Onyx Know-How necessary or reasonably useful for Everest (or the approved CMO) to Manufacture the Compound or the Product for Exploitation in the Territory.

Section 1.98 “Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country or Region, necessary for the Manufacture, use, storage, import, marketing and sale of a Product in such country or Region.

Section 1.99 “Marketing Materials” means the written, printed, electronic or graphic materials related to strategy, communications and programs associated with the marketing or promotion of the Product, including such strategy, communications, programs and any promotional and marketing materials that (a) specifically identify or describe the Product or (b) otherwise support the Product or raise awareness of the Product.

Section 1.100 “Milestone Events” shall have the meaning set forth in Section 3.2.1 (General).

Section 1.101 “Milestone Payments” shall have the meaning set forth in Section 3.2.1 (General).

Section 1.102 “Multi-Region Trial” means a Clinical Trial for a Product sponsored by Kezar or its Affiliate for which clinical sites are located both in and outside the Territory.

Section 1.103 “NDA” means a new drug application or marketing authorization application filed with the applicable Regulatory Authority in a country or Region, which application is required for Marketing Approval for a Product in the Field in such country or Region.

Section 1.104 “Net Sales” means, with respect to any Product, the gross sales price of such Product sold by Everest, its Affiliates or Sublicensee(s) (the “Selling Party”) to Third Parties, less:

(a) non-recoverable sales taxes, excise taxes, use taxes, VAT and duties paid by the Selling Party in relation to Product(s) and any other equivalent governmental charges imposed upon the importation, use or sale of Product(s) (excluding taxes when assessed on income derived from sales);

(b) credits and allowances (actually allowed or paid) for defective or returned Product(s), including allowances for spoiled, damaged, outdated, rejected, returned, withdrawn or recalled Product(s);

(c) governmental and other rebates, refunds, and chargebacks (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers, in each case with respect to such Product;

(d) reasonable fees paid to wholesalers, distributors, selling agents (excluding any sales representatives of a Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to such Product;

(e) reasonable transportation charges relating to Product(s), including handling charges and insurance premiums relating thereto to the extent included as a separate entry on the invoice for such product [***];

(f) retroactive price reductions actually granted to the Third Party applicable to sales of such product; and

(g) trade, cash, prompt payment and/or quantity discounts, actually allowed and taken directly by the Third Party, and mandated discounts.

Net Sales will be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Products are giving rise to Net Sales.

Net Sales shall also include, with respect to any Product sold or otherwise disposed of for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, an amount equal to the average sales price for such Product having the same dosage form and strength during the applicable reporting period in the Region where such sale or other disposal occurred when such Product is sold alone and not with other products, or if such Product is not sold alone in such Region during the applicable reporting period, then an amount equal to the average sales price during the applicable reporting period generally achieved for such Product having the same dosage form and strength in the rest of the Territory, in each case in lieu of any other consideration received for such sale or disposition. For the avoidance of doubt, sales of a Product for use in conducting Clinical Trials of such Product in a Region in order to obtain approval of a Regulatory Authority of such Product in such Region shall be excluded from Net Sales calculations for all purposes. Also, notwithstanding anything to the contrary above, (1) sales of the Products under any Early Access Program shall be royalty-bearing and included as Net Sales; and (2) subject to clause (1), sales of a Product for any compassionate use or named patient sales shall be excluded from Net Sales calculations.

Where a Product is sold in combination with other pharmaceutical products, diagnostic products, or active ingredients (collectively, “Combination Components”) the Net Sales applicable to such transaction shall be calculated by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the actual price of the Product in the same dosage amount or quantities in the applicable Region during the applicable quarter if sold separately, and B is the sum of the actual prices of all Combination Components with which the Product is combined, in the same dosage amount or quantities in the applicable Region during the applicable quarter if sold separately. If A or B cannot be determined because values for the Product or Combination Components with which the Product is combined are not available separately in a particular Region, then Kezar and Everest shall discuss an appropriate allocation for the fair market value of the Product and Combination Components with which the Product is combined to mutually determine Net Sales for the relevant transactions based on an equitable method of determining the same that takes into account, in the Territory, variations in potency, the relative contribution of each therapeutically active ingredient or other component, and the relative value to the end user of each therapeutically active ingredient or other component.

Sales of Product(s) between or among Everest and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates or Sublicensees are end users.

Section 1.105 “NMPA” means the National Medical Products Administration of the People’s Republic of China, formally known as China Food and Drug Administration, or its successor.

Section 1.106 “Onyx” means Onyx Therapeutics, Inc.

Section 1.107 “Onyx Agreement” means certain Exclusive License Agreement, dated as of June 11, 2015, between Onyx and Kezar, as such agreement may be amended.

Section 1.108 “Onyx Know-How” means the Licensed Know-How, as defined under the Onyx Agreement and licensed by Onyx to Kezar under the Onyx Agreement, that relates to the Products. For clarity, the Onyx Know-How shall exclude any Patent Rights or Know-How relating solely to active pharmaceutical ingredient(s) other than the Compound.

Section 1.109 “Onyx Patents” means the Licensed Patents, as defined under the Onyx Agreement and licensed by Onyx to Kezar under the Onyx Agreement, that Cover the Products in the Territory. Onyx Patents existing as of the Effective Date are set forth in Exhibit B to this Agreement.

Section 1.110 “Opening Brief” shall have the meaning set forth in Section 14.4 (Expedited Arbitration).

Section 1.111 “Palizade Trial” shall have the meaning set forth in Section 5.2 (Development Plan).

Section 1.112 “Party” and “Parties” shall have the meaning set forth in the Preamble.

Section 1.113 “Patent Rights” means any provisional and non-provisional patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority thereto, as well as any re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing and all foreign counterparts thereof.

Section 1.114 “Patent Term Extension” shall have the meaning set forth in Section 9.6 (Patent Term Extensions and Filings for Regulatory Exclusivity Periods).

Section 1.115 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

Section 1.116 “Pharmacovigilance Agreement” shall have the meaning set forth in Section 6.7 (Adverse Event Reporting).

Section 1.117 “Phase 3 Clinical Trial” means any human Clinical Trial that would satisfy the requirements of 21 CFR § 312.21(c) (or any amended or successor regulations) or its non-United States equivalents, provided that the Palizade Trial shall not be deemed to be a Phase 3 Clinical Trial for purposes of this Agreement.

Section 1.118 “Phase 3 LN Trial” shall have the meaning set forth in Section 5.2 (Development Plan).

Section 1.119 “Pre-Cancerous” means a disease or condition [***]. Without limiting the preceding definition, examples of Pre-Cancerous diseases or conditions are [***]. For clarity, the following diseases or conditions shall not be regarded as Pre-Cancerous for purposes of this Agreement: inflammatory diseases or disorders, including acute and chronic autoimmune disorders, acute and chronic inflammation resulting from an infectious disease, acute and chronic inflammation resulting from allogeneic transplantation, injury or drug toxicity, allergies, and organ specific disorders associated with inflammation (e.g., atherosclerosis).

Section 1.120 “Product” means any pharmaceutical product containing the Compound as the sole active ingredient or in combination with one or more other active ingredients.

Section 1.121 “Product Marks” shall have the meaning set forth in Section 9.8 (Product Trademarks).

Section 1.122 “Prosecution” shall have the meaning set forth in Section 9.2.1 (By Kezar).

Section 1.123 “Receiving Party” shall have the meaning set forth in Section 12.1.1 (Confidential Information).

Section 1.124 “Region” means each of Mainland China, Taiwan, Hong Kong, Macau, South Korea, Singapore, Malaysia, Thailand, Indonesia, Vietnam and Philippines.

Section 1.125 “Regulatory Authority” means any Governmental Authority or other authority responsible for granting Marketing Approvals for the Products, including the NMPA, FDA, EMA and any corresponding national or regional regulatory authorities.

Section 1.126 “Regulatory Exclusivity” means, with respect to a Product, any exclusive marketing rights or data exclusivity rights conferred by the applicable Regulatory Authority with respect to such Product other than a Patent Right.

Section 1.127 “Regulatory Filings” means any and all applications, filings, submissions, approvals, licenses, registrations, permits, notifications and authorizations (or waivers) with respect to the testing, Development, Manufacture or Commercialization of the Compound or any Product made to or received from any Regulatory Authority in a given country or Region in or outside the Territory, including any INDs and NDAs.

Section 1.128 “Reimbursement Obligation” shall have the meaning set forth in Section 2.7 (Upstream Licenses).

Section 1.129 “Remedial Action” shall have the meaning set forth in Section 6.8 (Remedial Actions).

Section 1.130 “Replacement Site” shall have the meaning set forth in Section 5.9 (Clinical Trial Audit).

Section 1.131 “Response Brief” shall have the meaning set forth in Section 14.4 (Expedited Arbitration).

Section 1.132 “Royalty Term” shall have the meaning set forth in Section 3.3.1 (Royalty Rate; Royalty Term).

Section 1.133 “Sales Milestone Event” shall have the meaning set forth in Section 3.2.3 (Sales Milestone Payments).

Section 1.134 “Selling Party” shall have the meaning set forth in Section 1.104 (Net Sales).

Section 1.135 “Subcommittee” shall have the meaning set forth in Section 4.4 (Subcommittees).

Section 1.136 “Sublicensee(s)” means any Third Party to which a Party has granted a sublicense under this Agreement.

Section 1.137 “Supply Agreements” means the Clinical Supply Agreement and the Commercial Supply Agreement.

Section 1.138 “Term” shall have the meaning set forth in Section 13.1 (Term).

Section 1.139 “Territory” means Greater China (Mainland China, Taiwan, Hong Kong and Macau, and each shall be deemed a “Region” for the purposes of this Agreement), South Korea, Singapore, Malaysia, Thailand, Indonesia, Vietnam and Philippines.

Section 1.140 “Territory Development Requirements” shall have the meaning set forth in Section 5.4 (Territory Development Requirements).

Section 1.141 “Third Party” means a Person other than (a) Kezar or any of its Affiliates and (b) Everest or any of its Affiliates.

Section 1.142 “Upfront Payment” shall have the meaning set forth in Section 3.1 (Upfront Payment).

Section 1.143 “Upstream License” means any and all agreements between Kezar, or any of its Affiliates, on the one hand, and any Third Party (the “Upstream Licensors”), on the other hand, pursuant to which Kezar has in licensed any Patent Rights or Know-How Controlled by such Third Party that are included as part of the Licensed IP; provided, for clarity, that the term Upstream License will not include any off-the-shelf license agreements that are not necessary for the Exploitation of the Product(s). Schedule 1.143 sets forth a list of all material Upstream Licenses as of the Effective Date.

Section 1.144 “Upstream Licensor” shall have the meaning set forth in Section 1.143 (Upstream License).

Section 1.145 “Valid Claim” means a claim of any issued and unexpired patent or patent application within the Licensed Patents that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application within the Licensed Patents shall not have issued within [***] years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement; further provided, that [***] solely with respect to [***].

Article 2

LICENSE GRANT

Section 2.1 Grant. Subject to the terms and conditions of this Agreement, Kezar hereby grants to Everest (a) an exclusive (even as to Kezar and its Affiliates, subject to Kezar’s retained rights set forth below), royalty-bearing, sublicensable (but subject to, and only in accordance with, Section 2.2 (Sublicenses)), license under the Licensed IP, and (b) a non-exclusive, royalty-bearing, sublicensable (but subject to, and only in accordance with, Section 2.2 (Sublicenses)) license under the Onyx Know-How, in each case (a) or (b), to Exploit Product(s) in the Field in the Territory during the Term. Notwithstanding the foregoing, the Onyx Know-How shall be sublicensable only in connection with the rights of Everest with respect to Products and not with respect to any other products or services.

Section 2.2 Sublicenses. The licenses granted under Section 2.1 (Grant) may be sublicensed (with the right to sublicense through multiple tiers), in full or in part, by Everest by a written agreement to its Affiliates (with prior written notice to Kezar) or by a written agreement to Third Parties (with the prior written consent of Kezar, not to be unreasonably withheld, conditioned, or delayed), provided, however, that as a condition precedent to and requirement of any such sublicense: (a) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement, and (b) Everest will continue to be responsible for full performance of Everest’s obligations under this Agreement and will be responsible for all actions of such Affiliate or Sublicensee as if such Affiliate or Sublicensee were Everest hereunder. Within [***] after execution, Everest shall provide Kezar with a full and complete copy of each agreement granting a sublicense under the license granted in Section 2.1 (Grant) to any Third Party and any amendment thereto, provided that Everest may redact any portion of such copy to the extent not necessary for Kezar to verify that such sublicense complies with the applicable terms of this Agreement.

Section 2.3 Retained Rights; No Other Rights. Everest acknowledges that the rights and licenses granted under this Article 2 (License Grant) and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by Kezar to Everest. All rights that are not specifically granted herein are reserved to Kezar. Without limiting the foregoing, Everest hereby acknowledges that Kezar retains all rights under the Licensed IP and the Onyx Know-How to (a) research, Develop, Manufacture and Commercialize the Products outside the Territory, (b) research, Develop (as part of Multi-Region Trials per Section 5.3 (Multi-Region Trials) below) and Manufacture the Products in the Territory solely in furtherance of the Exploitation of the Products outside the Territory, and (c) to perform its obligations under this Agreement.

Section 2.4 Limited Exploitation Rights. Without limiting the provisions of Section 2.3 (Retained Rights; No Other Rights), Everest agrees (on behalf of itself and its Affiliates), and shall cause each of its Sublicensees to agree as a condition to the grant of a sublicense, not to Exploit any Onyx Know-How or Licensed IP for any products other than Products.

Section 2.5 Technology Transfer.

2.5.1 Initial Technology Transfer. At no additional cost to Everest, Kezar will transfer to Everest copies of the tangible embodiments of the Know-How (other than Manufacturing Know-How) included within the Licensed IP and the Onyx Know-How that exists as of the Effective Date (the “Initial Technology Transfer”). Notwithstanding the foregoing, prior to Kezar’s receipt of the Upfront Payment, the Initial Technology Transfer described in this Section 2.5.1 (Initial Technology Transfer) shall be limited to Know-How necessary to enable Everest to prepare to conduct clinical Development activities in the Territory in accordance with the initial Development Plan. Within [***], Kezar shall complete the Initial Technology Transfer. For clarity, Kezar shall have no obligation to transfer any Manufacturing Know-How except as specified in and in accordance with Section 8.3 (Manufacturing Technology Transfer).

2.5.2 Continuing Technology Transfer. Throughout the Term of this Agreement following the completion of the Initial Technology Transfer, Kezar shall subject to the following sentence, promptly transfer to Everest copies of the tangible embodiments of any Know-How (other than Manufacturing Know-How) included within the Licensed IP and the Onyx Know-How that comes into Kezar or its Affiliates’ Control and that was not previously transferred to Everest (the “Continuing Technology Transfer”) to enable Everest to exercise its rights under this Agreement. Subject to Section 2.5.5 (By Kezar), unless otherwise agreed by the Parties, Kezar shall complete each Continuing Technology Transfer no more frequently than twice per Calendar Year.

2.5.3 Technical Assistance. In relation to Section 2.5.1 (Initial Technology Transfer) and Section 2.5.2 (Continuing Technology Transfer), Kezar will, at Everest’s request and at no additional costs to Everest, provide Everest with reasonably necessary technical assistance to enable Everest to objectively understand and use the Know-How included within the Licensed IP and the Onyx Know-How, including providing reasonable access to Kezar personnel involved in the Development of such Compound and Product. Unless agreed by Kezar, all such access to Kezar personnel shall be provided by teleconference or videoconference.

2.5.4 By Everest. Everest shall promptly provide to Kezar all Data resulting from the Exploitation of the Products in the Territory that are Controlled by Everest and reasonably necessary or useful for global Exploitation of the Products. Kezar and its Affiliates and licensees will have the exclusive right to receive and use such Data for Exploitation of the Products outside the Territory.

2.5.5 By Kezar. Subject to Section 5.3.5 (Data Usage) and Section 8.3 (Manufacturing Technology Transfer) and notwithstanding the second sentence of Section 2.5.2 (Continuing Technology Transfer), Kezar shall promptly provide to Everest all Data resulting from the Exploitation of the Products that are Controlled by Kezar and reasonably necessary or useful for the Exploitation of the Products in the Territory. Everest and its Affiliates and Sublicensees will have the exclusive right (subject to Kezar’s retained rights set forth in Section 2.3 (Retained Rights; No Other Rights)) to receive and use such Data for the Exploitation of the Products in the Field and in the Territory. In addition, at Everest’s reasonable request, Kezar will promptly provide documents and other information Controlled by Kezar and within Kezar’s possession that are required to be included in Regulatory Filings for the Products in the Field and in the Territory.

Section 2.6 Distracting Activities. Following the Effective Date and at all times during the Term, Everest shall not, by itself or through its Affiliates or Third Parties, and shall not assist any Person in any efforts to, research, Develop, Manufacture or Commercialize any proteasome inhibitors or immunoproteasome inhibitors for the diagnosis and/or treatment in humans of cancerous or Pre-Cancerous diseases and/or conditions, including those related to hematological diseases and/or conditions. Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 2.6 (Distracting Activities) shall not apply to [***], provided, however, that [***], and [***].

Section 2.7 Upstream Licenses. Everest acknowledges and agrees that (a) (i) certain of the Know-How and Patent Rights to be licensed by Kezar to Everest under this Agreement is in-licensed by Kezar from Onyx under the Onyx Agreement, and (ii) the licenses and rights to be granted by Kezar to Everest under this Agreement are subject to and in accordance with the terms of the Onyx Agreement, (b) (i) Kezar may enter into additional in-license agreements after the Effective Date, and the Know-How, materials, Patent Rights, or other Intellectual Property Rights licensed by Kezar under such agreement may be included within the Licensed IP if Everest agrees in writing to reimburse Kezar for royalties or other consideration for the Exploitation of a Product in the Territory in connection with a grant to Kezar of such Know-How, materials, Patent Rights, or other Intellectual Property Rights (the “Reimbursement Obligation”), and (ii) if such Know-How, materials, Patent Rights, or other Intellectual Property Rights are included within the Licensed IP, then the licenses and rights to be granted by Kezar to Everest under this Agreement shall be subject to and in accordance with the terms of the corresponding Upstream Licenses, (c)

Everest shall comply with the terms of the Upstream Licenses to the extent applicable to Everest as a sublicensee and relevant to the licenses and rights granted by Kezar to Everest under this Agreement. In the event of any conflict between the terms of this Agreement and the Onyx Agreement, the terms of the Onyx Agreement shall control to the extent necessary for the Parties to maintain compliance with the Onyx Agreement. Everest shall comply with the Reimbursement Obligation by paying to Kezar any amounts subject to the Reimbursement Obligation at least three (3) Business Days prior to the date when such amounts are payable by Kezar to the Upstream Licensor under the applicable Upstream License.

Section 2.8 Non-Compete.

2.8.1 General. For a period of [***] from the Effective Date, each Party will not (and each Party will ensure that its Affiliates do not) directly or indirectly, anywhere in the Territory: (a) alone or with or for any Third Party, Develop (including clinical development but excluding non-clinical research), Manufacture or Commercialize any Competing Product, other than in performance of activities with respect to the Product under this Agreement; (b) grant a license, sublicense, option or other rights to any Third Party to conduct any of the activities in the foregoing clause (a), other than in performance of activities with respect to the Product under this Agreement; or (c) transfer, assign, convey or otherwise sell any Competing Product (other than a Product) or any rights in any Competing Product (other than a Product) or grant an option to do any of the foregoing.

2.8.2 Exceptions. Notwithstanding Section 2.8.1 (General), each Party shall have the right to Develop, Manufacture, Commercialize or otherwise Exploit any Complementary Product. Further, Section 2.8.1 (General) shall not apply to any research activities undertaken by or on behalf of a Party or its Affiliate solely to the extent necessary to ensure its compliance with Section 2.8.1 (General).

2.8.3 Kezar’s Change of Control. Section 2.8.1 (General) shall immediately cease to apply to Kezar or its Affiliates (for clarity, including the Kezar Parent and any entities that become Affiliates of Kezar or Kezar Parent following such Change of Control) upon the Change of Control of Kezar or the Kezar Parent.

2.8.4 Everest’s Change of Control. For clarity, Section 2.8.1 (General) shall continue to apply to Everest and its Affiliates (for clarity, including the Everest Parent and any entities that become Affiliates of Everest or Everest Parent following such Change of Control) upon and following the Change of Control of Everest or the Everest Parent. Notwithstanding the foregoing:

(a) In the event that Everest, Everest Parent, or any of its Affiliates undergoes a Change of Control with a Third Party (an “Acquirer”) during the Term of this Agreement, the restrictions set forth in Section 2.8.1 (General) will not apply to (x) any activities that would otherwise constitute a breach of Section 2.8.1 (General) (collectively, “Competing Activities”), being performed by the Acquirer or its Affiliates prior to the closing of the applicable Change of Control transaction, or (y) any Competing Activities undertaken by an Acquirer or its Affiliates (other than Everest and its

Affiliates existing prior to the applicable Change of Control transaction) upon or after the closing of the Change of Control transaction, in each case of (x) and (y) as long as (i) no Intellectual Property Rights or Data licensed under or generated from activities performed under this Agreement or Confidential Information of Kezar and its Affiliates is used by or on behalf of Everest or Acquirer, as applicable, or their respective Affiliates in connection with any subsequent Competing Activities, and (ii) Everest or Acquirer, as applicable, or their respective Affiliates institutes commercially reasonable safeguards to ensure the requirements set forth in the foregoing clause (i) are met, including by creating “firewalls” between the personnel working on such Competing Activities and the personnel working on the Compounds and Products or having access to any Intellectual Property Rights or Data licensed under or generated from activities performed under this Agreement or Confidential Information of Kezar and its Affiliates.

(b) In the event that that Everest or any of its Affiliates merges or consolidates with, or otherwise acquires a Third Party (whether such transaction occurs by way of a sale of assets, merger, consolidation or similar transactions) (a “Everest Acquired Party”), that is performing any Competing Activities at the closing of such transaction, then Everest shall not be in breach of the terms of Section 2.8.1 (General), provided that (x) within [***] of the closing of the corresponding transaction, Everest, the Everest Acquired Party, or their respective Affiliates has (i) divested, or caused their respective Affiliate to have divested, whether by license or otherwise, in full its interest in the corresponding Competing Products, or (ii) terminated in full the corresponding performance of any Competing Activities with respect to the corresponding Competing Products, and provide Kezar with written confirmation of such divestment or termination, and (y) prior to such divestiture or termination, (i) no Intellectual Property Rights or Data licensed under or generated from activities performed under this Agreement or Confidential Information of Kezar and its Affiliates is used by or on behalf of Everest, Everest Acquired Party or any Third Party acquirer of the program for the Competing Activities, as applicable, or their respective Affiliates in connection with any Competing Activities, and (ii) Everest or Everest Acquired Party, as applicable, or their respective Affiliates institutes commercially reasonable safeguards to ensure the requirements set forth in the foregoing clause (i) are met, including by creating “firewalls” between the personnel working on such Competing Activities and the personnel working on the Compounds and Products or having access to any Intellectual Property Rights or Data licensed under or generated from activities performed under this Agreement or Confidential Information of Kezar and its Affiliates.

Article 3

FEES, ROYALTIES & PAYMENTS

Section 3.1 Upfront Payment. In partial consideration of the licenses and rights granted by Kezar to Everest hereunder, Everest shall pay to Kezar a one-time, irrevocable, non-refundable, non-creditable amount of seven million U.S. Dollars ($7,000,000) (the “Upfront Payment”) within [***] of the Effective Date.

Section 3.2 Milestone Payment.

3.2.1 General. Everest shall pay to Kezar certain milestone payments (“Milestone Payments”) following the first occurrence of certain milestone events, as set forth in this Section 3.2 (Milestone Payment) (the “Milestone Events”).

3.2.2 Development Milestone Payments. Following the first achievement of each Milestone Event below (whether by Everest or any of its Affiliates or Sublicensees) (each, a “Development Milestone Event”), Everest shall pay to Kezar the non-refundable, non-creditable Milestone Payment corresponding to such Development Milestone Event as shown below in accordance with Section 3.4.1 (Milestone Payments) below, subject to the remainder of this Section 3.2.2 (Development Milestone Payments):

#	Development Milestone Event	Milestone Payment
[***]
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
	[***]	[***]

(a) Within [***] following the first achievement of each Development Milestone Event (whether by Everest or any of its Affiliates or Sublicensees), Everest shall notify Kezar of such achievement in writing.

(b) For clarity, (1) each Milestone Payment is payable only once, (2) no Milestone Payment shall be payable for subsequent or repeated achievements of such Development Milestone Event with respect to one or more of the same or different Products.

(c) [***]

(d) In the event that a later Development Milestone Event for a particular Product and a particular Indication is achieved but achievement of a corresponding prior listed Development Milestone Event for such Product and such same Indication has not occurred, then all such unachieved prior listed Development Milestone Events shall be deemed to have been achieved, and the corresponding Milestone Payments shall be due and payable, at the same time as the Milestone Payment for such later Development Milestone Event.

3.2.3 Sales Milestone Payments. During the Term, following the first occurrence of aggregate Net Sales in the Territory of all Products in any Calendar Year first reach any threshold set forth in the table below (each, a “Sales Milestone Event”), Everest shall pay to Kezar the corresponding non-refundable, non-creditable Milestone Payment set forth below in accordance with Section 3.4.1 (Milestone Payments). Everest will notify Kezar promptly, but no later than forty-five (45) days, after the end of the Calendar Quarter during which a Sales Milestone Event is achieved.

Sales Milestone Events	Milestone Payments
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(a) The Milestone Payments in Section 3.2.3 (Sales Milestone Payments) are payable one time only, and shall be additive such that if multiple Sales Milestone Events are achieved in the same Calendar Year, then the Milestone Payments for all such Sales Milestone Events shall be payable with respect to such same Calendar Year.

(b) The maximum total amount payable under Section 3.2.3 (Sales Milestone Payments) is [***].

Section 3.3 Royalties.

3.3.1 Royalty Rate; Royalty Term. Everest shall pay to Kezar the tiered royalties set forth in Section 3.3.2 (Royalty Tiers) on annual Net Sales of all Products sold by a Selling

Party during a Calendar Year. Royalties will be payable on a quarterly basis and any such payments shall be made within [***] after the end of the Calendar Quarter during which the applicable Net Sales occurred. All royalty payments shall be non-refundable and non-creditable. Everest’s obligation to pay royalties with respect to a Product in a particular Region shall commence upon the First Commercial Sale of such Product in such Region and shall expire on a Region-by-Region and Product-by-Product basis on the later of (a) the expiration date of the last-to-expire Valid Claim in a Licensed Patent that Covers the Product in such Region, (b) the loss of Regulatory Exclusivity for the Product in such Region, or (c) the tenth (10th) anniversary of the First Commercial Sale of the Product in such Region (the “Royalty Term”).

3.3.2 Royalty Tiers. The royalty rates payable under Section 3.3.1 (Royalty Rate; Royalty Term) shall be calculated as follows:

(a) [***] on the portion of annual Net Sales for all Products in the Territory during a Calendar Year below [***];

(b) [***] on the portion of annual Net Sales for all Products in the Territory during a Calendar Year equal to or above [***] and below [***];

(c) [***] on the portion of annual Net Sales for all Products in the Territory during a Calendar Year equal to or above [***] and below [***];

(d) [***] on the portion of annual Net Sales for all Products in the Territory during a Calendar Year equal to or above [***] and below [***]; and

(e) [***] on the portion of annual Net Sales for all Products in the Territory during a Calendar Year above [***].

For the avoidance of doubt, if a Product is Covered by more than one Licensed Patent, the above royalty shall be paid only once.

3.3.3 No Valid Claim. On a Region-by-Region and Product-by-Product basis, in the event that the Exploitation of a Product is not Covered by a Valid Claim of a Licensed Patent in such Region, then the royalty rate set forth in Section 3.3.2 (Royalty Tiers) with respect to Net Sales for such Product in such Region shall be reduced by [***], effective as of the date such Product is no longer Covered by a Valid Claim of a Licensed Patent in such Region.

3.3.4 Third-Party Intellectual Property. In the event that a Third Party Controls intellectual property relating to a Product that is necessary for the Exploitation of such Product in the Field in a Region, then Everest shall have the right (but not the obligation) to obtain such license to such Third Party intellectual property. In such an event, [***] of the royalties that Everest actually pays to such Third Party for the Exploitation of such Product in a Region during a Calendar Quarter may be credited against royalties otherwise payable by Everest to Kezar under Section 3.3.1 (Royalty Rate; Royalty Term) for such Product in such Region in such Calendar Quarter. In addition, other than in relation to the Onyx Agreement, [***] of the amount that Everest actually reimburses Kezar with respect to its Reimbursement Obligation may be credited against royalties otherwise payable by Everest to Kezar under Section 3.3.1 (Royalty Rate; Royalty Term).

For clarity, no credit against royalties shall be available under this Section 3.3.4 (Third-Party Intellectual Property) with respect to any Patent Rights Covering a method of Manufacturing or Combination Therapy in Mainland China.

3.3.5 Generic Entry. On a Region-by-Region and Product-by-Product basis, in the event that (a) one or more Generic Product(s) with respect to a particular Product are sold in a Region in the Territory in any Calendar Quarter during the Royalty Term for such Product and Region, and (b) [***], then during such Calendar Quarter and for the remainder of the applicable Royalty Term, the royalty rate set forth in Section 3.3.2 (Royalty Tiers) with respect to Net Sales for such Product in such Region shall be [***].

3.3.6 Maximum Reduction. Notwithstanding anything to the contrary, the maximum aggregate reduction in the royalties otherwise payable by Everest to Kezar under Section 3.3.1 (Royalty Rate; Royalty Term) with respect to any Product in any Region during a given Calendar Quarter during the applicable Royalty Term pursuant to Section 3.3.3 (No Valid Claim), Section 3.3.4 (Third-Party Intellectual Property), or Section 3.3.5 (Generic Entry) shall be no more than [***].

3.3.7 Upstream Royalties. Kezar shall be solely responsible for the payment of royalties and other payments owed by Kezar to (a) Onyx under the Onyx Agreement, subject to Everest’s obligation to pay royalties as set forth in the following sentence, and (b) any other payments to any other Upstream Licensor under any applicable Upstream License that is sublicensed to Everest under the terms of this Agreement, subject to Everest’s Reimbursement Obligation under Section 2.7 (Upstream Licenses). Notwithstanding anything to the contrary, if there is a conflict in the royalty terms in this Agreement and the royalty terms in the Onyx Agreement which apply to the Net Sales of a Product in a Region in the Territory and such conflict results in the royalties payable by Everest to Kezar in any Calendar Quarter being less than the royalties payable by Kezar to Onyx under Section 3.2 of the Onyx Agreement in such Calendar Quarter on account of the Net Sales of such Product in such Region, Everest shall pay Kezar the amounts necessary to cover such difference in royalties within [***] of receiving an invoice therefore from Kezar.

3.3.8 Mutual Convenience of the Parties. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to Kezar. Everest hereby stipulates to the fairness and reasonableness of such royalty and other payments obligations and covenants not to allege or assert, nor to allow any of its Affiliates or Sublicensees, as applicable, to allege or assert, nor further to cause or support any other Third Parties to allege or assert, that any such royalty or other payments obligations are unenforceable or illegal in any way.

Section 3.4 Method of Payment. Unless otherwise agreed by the Parties, all payments due from Everest to Kezar under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to a bank and account designated in writing by Kezar, unless otherwise specified in writing by Kezar. All Milestone Payments and royalty payments shall be paid as set forth below:

3.4.1 Milestone Payments. After receipt of a notice for the applicable Development Milestone Event or Sales Milestone Event from Everest, Kezar will invoice Everest the total amount of the corresponding Milestone Payment set forth in Section 3.2.2 (Development Milestone Payments) or Section 3.2.3 (Sales Milestone Payments). Everest will pay the invoiced amount of such Milestone Payment to Kezar within [***] of Everest’s receipt of such invoice from Kezar, except that upon Everest’s achievement of the first Development Milestone Event (Initiation of the first Phase 3 Clinical Trial of a Product in Mainland China for a first Indication) set forth in Section 3.2.2 (Development Milestone Payments), if such achievement is the first Initiation of the first Phase 3 Clinical Trial of a Product anywhere in the world, Everest will pay the amount of the corresponding Milestone Payment to Kezar within [***] of such achievement; provided, that Kezar’s failure to issue an invoice, or Everest’s failure to receive an invoice, for any such Milestone Payment shall waive neither Kezar’s right to such payment nor Everest’s obligation to make such payment within the applicable time period.

3.4.2 Royalty Reports and Payment of Royalties. After the First Commercial Sale of the first Product and until expiration of the last Royalty Term, Everest shall prepare and deliver to Kezar royalty reports of the sale of Products by the Selling Parties for each Calendar Quarter within [***] of the end of each such Calendar Quarter specifying on a Product-by-Product and Region-by-Region basis: (a) total gross amounts for each Product sold or otherwise disposed of by a Selling Party; (b) amounts deducted by category in accordance with Section 1.104 (Net Sales) from gross amounts to calculate Net Sales; (c) Net Sales; and (d) royalties payable. Following Kezar’s receipt of the applicable quarterly royalty report, Kezar will invoice Everest the total amount of royalties set forth in such royalty report as being due to Kezar with respect to such Calendar Quarter; provided, that Kezar’s failure to issue an invoice, or Everest’s failure to receive an invoice, shall waive neither Kezar’s right to such payment nor Everest’s obligation to make such payment within the applicable time period. Within forty (40) days after the end of each Calendar Quarter, Everest will pay the royalties that were achieved during such Calendar Quarter.

Section 3.5 Currency Conversion. Payments received by a Selling Party will be expressed in the U.S. Dollar equivalent calculated on a quarterly basis in the currency of the Region of sale and converted to their U.S. Dollar equivalent using the average rate of exchange over the applicable Calendar Quarter to which the sales relate, in accordance with GAAP and the then current standard methods of Everest or the other applicable Selling Party, to the extent reasonable and consistently applied; provided, however, that if, at such time, Everest or such other Selling Party does not use a rate for converting into U.S. Dollar equivalents that is maintained in accordance with GAAP, then Everest or such other Selling Party shall use a rate of exchange which corresponds to the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available). Everest will (a) inform Kezar as to the specific exchange rate translation methodology used for a particular Region or countries and (b) cause any other Selling Party to comply with the terms of this Section 3.5 (Currency Conversion).

Section 3.6 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue beginning on the day following the due date thereof, calculated at the annual rate of the sum of (a) [***] plus (b) the prime interest rate quoted by The Wall Street Journal, Internet U.S. Edition at www.wsj.com on the date said payment is due, the interest being compounded on the last day of each Calendar Quarter; provided, however, that in no event shall said annual interest rate exceed the maximum rate permitted by Law. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of any Party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to, if a Party is so entitled based on delinquency of any payment, termination of this Agreement as set forth in Article 13 (Term & Termination).

Section 3.7 Records and Audits. Everest will keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales generated in the then current Calendar Year and payments required under this Agreement, and during the preceding [***] Calendar Years. Kezar will have the right, once annually at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it and subject to Everest’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), review any such records of Everest and its Affiliates and Sublicensees (the “Everest Audited Party”) in the location(s) where such records are maintained by the Everest Audited Party upon reasonable written notice (which shall be no less than [***] prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 3.3 (Royalties) within the [***] period preceding the date of the request for review. No records will be subject to audit under this Section 3.7 (Records and Audits) more than once. Everest will receive a copy of each such report concurrently with receipt by Kezar. Should such inspection lead to the discovery of a discrepancy to Kezar’s detriment, Everest will, within [***] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 3.6 (Late Payments). Kezar will pay the full cost of the review unless the underpayment of amounts due to Kezar is greater than [***] of the amount due for the entire period being examined, in which case Everest will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to Everest’s detriment, then notwithstanding any other provision of this Agreement, Everest may credit the amount of the discrepancy, without interest, against future payments payable to Kezar under this Agreement, and if there are no such payments payable, then Kezar shall pay to Everest the amount of the discrepancy, without interest, within [***] of Kezar’s receipt of the report.

Section 3.8 Taxes.

3.8.1 Income Taxes. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising from the activities of such Party under this Agreement.

3.8.2 [***].

3.8.3 Withholding Taxes. In the event that any Law requires Everest to withhold taxes with respect to any Milestone Payments for the achievement of Sales Milestone Events or royalties to be made by Everest pursuant to this Agreement, Everest will notify Kezar of such withholding requirement prior to making the payment to Kezar and provide such assistance to Kezar, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in Kezar’s efforts to claim an exemption from or reduction of such taxes. Everest will, in accordance with such Law withhold taxes from the amount due, remit such taxes to the appropriate tax authority, deduct such amounts from the applicable payment to Kezar, and furnish Kezar with proof of payment of such taxes within [***] following the payment. If taxes are paid to a tax authority, Everest shall provide reasonable assistance to Kezar to obtain a refund of taxes withheld or obtain a credit with respect to taxes paid.

Article 4

GOVERNANCE

Section 4.1 Alliance Managers. Within thirty (30) days following the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications (including a general understanding of pharmaceutical Development and Commercialization issues) to act as its alliance manager regarding Development, Manufacture and Commercialization of the Products in the Territory under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties regarding the Product Development, Manufacture and Commercialization activities in the Territory contemplated under this Agreement. Each Party may replace its Alliance Manager by written notice to the other Party.

Section 4.2 Joint Steering Committee.

4.2.1 Formation. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to cooperate, coordinate, integrate and monitor the Exploitation of the Products in the Field in the Territory under this Agreement. Each Party shall appoint three (3) representatives (or such other equal number of representatives as agreed by the Parties in writing) to the JSC, each of whom shall be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives upon written notice to the other Party. Upon the JSC’s establishment, a representative from Everest shall act as the chairperson of the JSC. Once a year, the role of chairperson shall rotate between the Parties. The chairperson shall not have any greater authority than any other representative of the JSC.

4.2.2 Role. The JSC shall:

(a) provide a forum for the discussion of the Parties’ activities under this Agreement, including the Development, Manufacture and Commercialization of the Products in the Field in the Territory by and on behalf of Everest and its Affiliates and Sublicensees;

(b) review and discuss the overall strategy for the Development, Manufacture and Commercialization of the Product in the Field in the Territory;

(c) review and discuss the enrollment strategy for the Palizade Trial in the Territory, including medical affairs activities, investigator outreach and site visitation by Everest and Kezar;

(d) oversee the activities of the JDC, and resolve any matter as to which the JDC has authority but cannot reach agreement;

(e) approve the Development Plan and amendments thereto;

(f) discuss Indications for which Everest may conduct research with respect to any Product in the Territory;

(g) review and discuss the Commercialization Plan and amendments thereto;

(h) provide a forum for the Parties to exchange information relating to the Development, Manufacturing and Commercialization of the Products outside the Territory to the extent relevant to the Development, Manufacturing and Commercialization of the Products in the Territory, provided, that (i) the JSC will have no authority over such activities outside the Territory, and (ii) Kezar shall have no obligation to provide any information that is not within Kezar’s possession or Control;

(i) collaborate in good faith to develop the Manufacturing process in connection with any Compound or Product, to identify certain technical Manufacturing process improvements and efficiencies and to share Data necessary for Regulatory Filings in connection therewith;

(j) establish subcommittees as necessary or advisable to further the purpose of this Agreement; and

(k) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

4.2.3 Meetings. The JSC shall hold meetings at such times as it elects to do so, but at least four times per Calendar Year (other than the Calendar Year during which the Effective Date occurs). If needed, the Alliance Manager may request and schedule an ad hoc JSC meeting at any time upon two (2) weeks’ notice to the other Party, subject to the reasonable availability of the JSC members. Meetings of the JSC may be held in person, by audio or video teleconference. Each Party shall be responsible for such Party’s expenses of participating in the JSC meetings. No action taken at any JSC meeting shall be effective unless at least one (1) representative of each Party are participating in such JSC meeting.

4.2.4 Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants relevant to items on the issued agenda, in addition to its representatives, to attend the JSC meetings in a non‑voting capacity; provided, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

4.2.5 Decision-Making. All decisions of the JSC shall be made by unanimous vote, with Kezar’s representatives collectively having one (1) vote and Everest’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within ten (10) Business Days after such matter was brought to the JSC for resolution, such matter shall be referred to the Executive Officers for resolution, who shall use good faith efforts to resolve such matter within thirty (30) days after it is referred to them. If the Executive Officers are unable to reach consensus on any such matter during such period, then Kezar shall have the final decision-making authority with respect to [***], while Everest shall have the final decision-making authority with respect to [***].

4.2.6 Limitation of Authority. The JSC shall only have the powers expressly assigned to it in this Article 4 (Governance) and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; (d) make any decisions related to, or determine, approve or oversee the initiation, suspension, cessation, conduct, strategy, implementation of or other matters related to, any Multi-Region Trial; (e) oversee, direct or have decision-making authority with respect to the Development, Manufacturing and Commercialization of the Compound or Products outside the Territory; or (f) impose any other obligations on either Party without the prior written consent of such Party.

Section 4.3 Joint Development Committee.

4.3.1 Formation. The Parties shall establish a subcommittee to review and oversee the Development of the Product(s) in the Territory and to coordinate the Parties’ activities under this Agreement with respect to the Development of such Product(s) (the “JDC”) within thirty (30) days after the Effective Date. Each Party shall appoint three (3) representatives (or such other equal number of representatives as agreed by the Parties in writing) to the JDC, each of which shall have sufficient seniority and relevant expertise to make decisions within the scope of the JDC’s responsibilities. The initial JSC and initial JDC will be composed of the same members. The JDC may change its size from time to time by mutual consent of the Parties; provided, that the JDC shall consist at all times of an equal number of representatives of each Party. Each Party may at any time replace any one or more of its JDC representatives upon written notice to the other Party. A member of the JDC may also be a member of the JSC or any other subcommittee established by the JSC if so desired by the Party who appoints such member.

4.3.2 Role. The JDC shall (a) provide a forum for the discussion of the Parties’ Product Development activities under this Agreement and status of Regulatory Filings and Marketing Approvals in the Territory; (b) review and discuss the Development Plan and amendments thereto, and recommend to the JSC for approval; (c) report safety issues of the Products to Regulatory Authorities; (d) review Data generated from the Clinical Trials of the Products in the Territory; and (e) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

4.3.3 Meetings. The JDC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than four times a year until the date when Everest first receives a Marketing Approval for the Product in Mainland China. Meetings of the JDC may be held in person, by audio or video teleconference. Each Party shall be responsible for such Party’s expenses of participating in the JDC meetings. No action taken at any JDC meeting shall be effective unless at least one (1) representative of each Party are participating in such JDC meeting.

4.3.4 Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants relevant to items on the issued agenda, in addition to its representatives, to attend the JDC meetings in a non‑voting capacity; provided, that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

4.3.5 Decision-Making. All decisions of the JDC shall be made by unanimous vote, with Kezar’s representatives collectively having one (1) vote and Everest’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, the JDC cannot reach a decision as to such matter within thirty (30) days after such matter was brought to the JDC for resolution, such matter shall be referred to the JSC for resolution in accordance with Section 4.2.5 (Decision-Making).

4.3.6 Limitation of Authority. The JDC shall only have the powers expressly assigned to it in this Article 4 (Governance) and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; (d) make any decisions related to, or determine, approve or oversee the initiation, suspension, cessation, conduct, strategy, implementation of or other matters related to, any Multi-Region Trial; or (e) impose any other obligations on either Party without the prior written consent of such Party.

Section 4.4 Subcommittees From time to time, the JSC may establish and delegate duties, including any responsibilities of the JSC set forth in Section 4.2.2 (Role), to operational subcommittees (each, a “Subcommittee”) on an “as-needed” basis to oversee particular projects or activities, which delegations will be reflected in the minutes of the meetings of the JSC. Each Subcommittee will have equal representation from each Party and decision making will be by consensus, with each Party’s representatives on the applicable Subcommittee collectively having one vote on all matters brought before the Subcommittee. Each Subcommittee and its activities will be subject to the direction, review, and approval of, and, unless otherwise determined by the JSC, will report to, the JSC. For each Subcommittee, Everest will designate one of its Subcommittee members to serve as the chairperson of such Subcommittee. The chairperson or his or her designee, in collaboration with the Alliance Managers, will be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within 30 days thereafter. Such minutes will not be finalized until all Subcommittee members have had an adequate opportunity to review and confirm the accuracy of such minutes. Each Party may replace its representatives on each such Subcommittee at any time upon written notice to the other Party. Each Subcommittee and its activities will be subject to the oversight of, and will report to, the JSC. Any disagreement between the representatives of the Parties on a Subcommittee will be referred to the JSC for resolution in accordance with Section 4.2.5 (Decision-Making).

Article 5

DEVELOPMENT

Section 5.1 Responsibility Everest shall be primarily responsible for, and shall use Commercially Reasonable Efforts to conduct, all Development activities of the Products in the Field in the Territory in accordance with the Development Plan at Everest’s sole cost, subject to Section 5.3 (Multi-Region Trials). Everest shall use Commercially Reasonable Efforts to Develop, seek and obtain Marketing Approval for the Products in the Field in the Territory for the indications that are included in the Development Plan, including by being responsible for enrolling subjects in the Palizade Trial in each Region in the Territory to the extent required by and in accordance with the then-current Development Plan. Everest shall perform such obligations in compliance in all respects with the Development Plan and the requirements of applicable Law, GCP and GMP. Changes in the scope or direction of the Development activities under this Agreement that would be a material deviation from the Development Plan must be approved by the JSC as set forth in Section 4.2.2 (Role).

Section 5.2 Development Plan. The Parties shall undertake the Development of the Products in a collaborative and efficient manner in accordance with this Article 5 (Development). The Development of the Products in the Field in the Territory by Everest under this Agreement shall be governed by a written clinical development plan, as revised from time to time in accordance with this Section 5.2 (Development Plan) (the “Development Plan”). The Development Plan shall include (a) an outline of Clinical Trials to be conducted by Everest in the Territory, including the Local Trials and Multi-Region Trials that Everest participates in; and (b) in reasonable detail the material activities to be performed by the Parties to obtain the Marketing Approvals for the Products in the Territory and to support the Multi-Region Trials for which Everest participates, and the projected timelines for conducting such activities (which shall not be binding notwithstanding any other provisions in the Agreement). Everest shall prepare an initial version of the Development Plan, which is attached hereto as Exhibit D and includes the participation of Everest in the Multi-Region Trial (Protocol ID KZR-616-202) for the Product sponsored by Kezar in Lupus Nephritis (the “Palizade Trial”). From time to time, but at least every [***], or whenever applicable, either Party may propose updates or amendments, if any, to the Development Plan in consultation with the other Party and submit such proposed updated or amended plan to the JDC for review and discussion and to the JSC for approval. Without limiting the foregoing, in collaboration with Kezar and subject to the approval of the JSC, [***] .

Section 5.3 Multi-Region Trials.

5.3.1 General. Kezar may initiate, conduct, suspend, or cease a Multi-Region Trial for any Product for any Indication. If Kezar suspends or ceases a Multi-Region Trial in which Everest is participating, it shall promptly notify Everest and shall discuss with Everest in good faith the possibility of Everest completing the portion of such Multi-Region Trial being conducted in the Territory as a Local Trial; provided, that Everest shall have no right to continue as a Local Trial any Multi-Region Trial that Kezar has suspended or ceased because Kezar has determined that such Multi-Region Trial raises bona fide material safety concerns or reasonably would be expected to have a material adverse effect on the Development or Commercialization of the Products outside the Territory. Kezar shall offer Everest the option to participate in any

Multi-Region Trial for the Product other than the Palizade Trial and the Phase 3 LN Trial, using the clinical protocol and enrollment requirements established by Kezar, which Multi-Region Trial shall (i) allow Everest to enroll sufficient patients in the Territory to obtain Marketing Approvals in the Territory, and (ii) be designed to be reasonably implementable in the Territory.

(a) Kezar shall provide (as part of such offer) Everest with relevant information within its Control regarding such Multi-Region Trial, which would be reasonably necessary for Everest to consider and decide whether to participate in such Multi-Region Trial and would include the study protocol, study timeline, and supporting data Controlled by Kezar no later than [***] prior to the anticipated initiation of such Multi-Region Trial. Upon receipt of such information from Kezar regarding such Multi-Region Trial, Everest shall have [***] to notify Kezar (i) that Everest is exercising its option to participate in any such Multi-Region Trial, or (ii) if Everest is declining to exercise its option to participate in any such Multi-Region Trial, that Everest reasonably and in good faith has determined that Kezar’s conduct of such Multi-Region Trial in the Territory would reasonably be expected to have a material adverse effect on the Development, Manufacturing or Commercialization of the Product in the Territory (an “MAE,” and a notice under (ii), an “Impact Notice”).

(b) If Everest provides an Impact Notice within said [***], the Parties shall promptly meet to discuss the matters raised in the Impact Notice, and if the Parties are unable to come to mutual agreement with respect thereto (i.e., as to whether an MAE would reasonably be expected to occur, or a solution to resolve or mitigate such MAE) within [***], then either Party may escalate the matter for resolution pursuant to Section 14.2 (Escalation to Executive Officers).

(c) If Everest declines to exercise its option to participate in a Multi-Region Trial, and (i) Everest has not provided an Impact Notice within the [***] period, or (ii) the Parties have agreed or it has otherwise been determined under Section 14.2 (Escalation to Executive Officers) or Section 14.4 (Expediated Arbitration), as applicable, that an MAE would not reasonably be expected to occur, then Kezar shall have the right to conduct such Multi-Region Trial in the Territory at its sole expense, provided, that Kezar shall keep Everest reasonably informed on any material activities, progress or results of any such trials to be or being conducted in the Territory and provide Everest an opportunity to comment on the conduct of any such Multi-Region Trial in the Territory prior to its commencement in the Territory and considering in good faith any comments by Everest.

5.3.2 Collaboration. For all Multi-Region Trials that Everest participates in (other than the Palizade Trial): (a) Kezar will be the sponsor of the corresponding Multi-Region Trials and will provide Everest with the protocol, study design and SOPs (each of which will be reasonably implementable in the Territory); (b) Everest will lead the local regulatory interactions with the Regulatory Authorities in the Territory; (c) Everest will oversee study management and operations in the Territory, lead interactions with investigators and ethics boards, be included in the Multi-Region Trial study team and have input into Kezar’s vendor selection to ensure smooth Clinical Trial conduct in the Territory; and (d) the Parties’ responsibilities and obligations in relation to local safety reporting to Regulatory Authorities will be set forth in the Pharmacovigilance Agreement.

5.3.3 Palizade Trial. As of the Effective Date, the Parties have agreed to conduct the Palizade Trial as set forth in the initial Development Plan. [***]. The Parties agree that: (a) Kezar will be the sponsor of the Palizade Trial and will provide Everest with the protocol, study design and SOPs (each of which will be reasonably implementable in the Territory); (b) prior to IND submission, Kezar shall, if permitted under applicable Law, promptly change the party who is the IND regulatory agent for the Palizade Trial in Mainland China from PPD, Inc. to Everest, and after such change, Everest will lead the local regulatory interactions with the Regulatory Authorities in the Territory in relation to the Palizade Trial; (c) for any vendors in the Territory that have already been selected by Kezar, Kezar shall use commercially reasonable efforts to cause such vendors to cooperate with Everest in connection with the Clinical Trial conduct in the Territory, and Everest shall have input into Kezar’s selection of any future vendors and Kezar shall consider any such reasonable input in good faith but shall have final decision-making authority with respect to future vendor selection; (d) Everest and Kezar will collaborate regarding investigator communications and site visits in the Territory; and (e) the Parties shall agree on an amendment to Kezar’s existing safety management plan that shall set forth the Parties’ responsibilities and obligations in relation to local safety reporting to Regulatory Authorities, provided, that such amendment shall not conflict with Kezar’s then existing global safety management plan.

5.3.4 Cost Sharing. The Parties will share costs for the Multi-Region Trials in which Everest participates as follows: (a) Everest shall be solely responsible for all direct costs and expenses incurred to conduct Multi-Region Trials that relate to patients enrolled in the Territory; (b) Kezar shall be solely responsible for all direct costs and expenses incurred to conduct the portion of the Multi-Region Trials that relate to patients enrolled outside the Territory; and (c) Everest shall pay for a pro rata portion based on the number of Clinical Trial sites in the Territory as a percentage of the total number of Clinical Trial sites for such Multi-Region Trials, not to exceed [***], of the overhead costs and expenses incurred by Kezar, Kezar’s Affiliates or licensees, and/or Everest that are generally applicable to conduct the Multi-Region Trials in the Territory and outside of the Territory (including amounts paid to Third Party for the general conduct of the Multi-Region Trials across the entire global data set for the Multi-Region Trials, data management, biostatics but excluding, for the avoidance of doubt, any amounts specific to one or more particular countries, such as patient recruitment, site management, and Regulatory Filings). On a Calendar Quarter basis during the conduct of any Multi-Region Trial, Kezar shall invoice Everest for its share of such indirect costs and any Territory-specific direct costs for such Multi-Region Trial that are incurred by Kezar (if any), and Everest shall pay each such invoice within [***] after confirmation in accordance with Section 5.3.6 (Confirmation) thereof.

5.3.5 Data Usage. If Everest declines to exercise its option to participate in any Multi-Region Trial, then (a) Everest shall have the right to use the Data resulting from such trial solely as necessary to comply with applicable Law, and (b) if Everest includes any such Data in a Regulatory Filing (including an NDA) for approval of the applicable Product, then Everest shall pay to Kezar, within [***] after confirmation in accordance with Section 5.3.6 (Confirmation) of an invoice therefor from Kezar, [***].

5.3.6 Confirmation. Everest will have [***] following the receipt of an invoice pursuant to Section 5.3.4 (Cost Sharing) and Section 5.3.5 (Data Usage) to confirm such invoices, or provide Kezar with a request to reconcile the amount in the applicable invoice. If Everest provides a request, upon receipt of such request, the Parties will promptly conduct a reconciliation process in good faith and confirm or determine the accurate amount. If Everest fails to provide Kezar with a request to reconcile an applicable invoice within the [***] period, such invoice will be deemed to be confirmed.

Section 5.4 Territory Development Requirements. Everest shall use Commercially Reasonable Efforts, be solely responsible for and have decision-making authority (subject to Section 4.2.5 (Decision-Making)) for performance of any Local Trial (including handling relevant Regulatory Filings for any Local Trials in the Territory at its own cost, as applicable, in accordance with Article 6 (Regulatory)); provided, that each Local Trial conducted in the Territory shall be conducted in accordance with the Development Plan, the study protocol approved by any relevant Regulatory Authority, and applicable Law in the Territory. Everest shall be responsible for conducting and paying for the costs and expenses for the Development of the Products required by Regulatory Authorities to obtain and maintain Marketing Approval of the Products for the Field in the Territory (“Territory Development Requirements”). At the request of Kezar, the Parties will discuss in good faith whether Everest will conduct additional Development activities beyond the Territory Development Requirements ([***]).

Section 5.5 Coordination. If Everest is likely to be the first party, as between the Parties, to file for the NDA for the Product, then (a) Kezar shall use Commercially Reasonable Efforts to support Everest’s production of the NDA submission dossier, including clinical, non-clinical and CMC Data, and (b) if Everest incurs costs in producing certain clinical, non-clinical and CMC Data to support preparation of the NDA submission dossier, and such Data is included in NDA submissions by or on behalf of Kezar outside the Territory, such costs will be reimbursed by Kezar when Kezar files such NDA.

Section 5.6 Early Access Program. At Everest’s election, Everest may conduct an Early Access Program or similar program to allow use of the Product in the Territory if already approved outside the Territory and permitted by applicable Law in the Territory. Kezar shall to the extent permissible under applicable Law, allow and provide support for such program, including supplying drugs for such program if needed, at the supply price for commercial supply. Sales of the Products under any such program shall be royalty-bearing.

Section 5.7 Reports. The status, progress and results of Everest’s Development activities under this Agreement shall be discussed at meetings of the JDC. Within a reasonable amount of time prior to (but in any event at least [***] prior to) each regularly scheduled JDC meeting, Everest shall provide the JDC with a written report detailing its Product Development activities and the results thereof, covering subject matter at a level of detail reasonably requested by Kezar and sufficient to enable Kezar to determine Everest’s compliance with its obligations pursuant to Section 5.1 (Responsibility) to Section 5.4 (Territory Development Requirements). Through the JDC, each Party shall keep the other Party reasonably informed on the Development of the Product conducted by or on behalf of such Party. All updates and reports provided by a Party pursuant to this Section 5.7 (Reports) shall be the Confidential Information of such Party.

Section 5.8 Records. Each Party shall maintain appropriate records in either tangible or electronic form of all significant Development, packaging or labeling, and Manufacture (in the case of Everest, after the Manufacturing technology transfer) of a Product, in each case in accordance with its usual documentation and record retention practices. Such records shall be in sufficient detail to properly reflect, in a good scientific manner, all significant work done, and the results of studies and Clinical Trials undertaken and, further, shall be at a level of detail appropriate for patent and regulatory purposes. Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports according to applicable Law and national and international guidelines. Upon a Party’s reasonable request, the other Party shall, and shall cause its Affiliates and, in the case of Everest, Sublicensees, to provide to the first Party copies of such records of Development (subject to Section 5.3.5 (Data Usage)), packaging or labeling, and Manufacture (in the case of Everest, after the Manufacturing technology transfer) to the extent necessary for the Development, packaging or labeling, and Manufacture (in the case of Everest, after the Manufacturing technology transfer) of the Product in the other Party’s territory, including for regulatory and patent purposes. All such records, reports, information and Data of a Party provided to the other Party shall be the Confidential Information of the providing Party.

Section 5.9 Clinical Trial Audits and Compliance.

5.9.1 Audits by Kezar. Kezar or its representatives may conduct an audit of Everest, its Affiliates, and all Clinical Trial sites for Clinical Trials sponsored by Kezar in the Territory used by Everest or its Affiliates to perform Everest’s obligations under any Development Plan, in each case, to ensure that the applicable Clinical Trials are conducted in accordance with the Development Plan, GCP, and applicable Law; provided, that in the event any such audit of Clinical Trial sites used by Everest or its Affiliates requires Everest’s assistance, Everest shall provide Kezar or its representatives with such assistance, to the extent reasonable, including providing personnel of Everest to be present for such audit and producing any documents or authorizations allowing Kezar or its representatives to conduct such audit, to the extent reasonable. Kezar may conduct such audit no more than once per Calendar Year (unless an additional audit is warranted for cause) upon [***] prior written notice to Everest. No later than [***] after the completion of such audit, Kezar shall provide Everest with a written summary of Kezar’s findings of any deficiencies or other areas of remediation that Kezar identifies during any such audit. Everest shall use Commercially Reasonable Efforts to respond or remediate any such deficiencies within [***] following Everest’s receipt of such report. Without limiting the foregoing, Everest shall have the right to be present at any such audit conducted by Kezar pursuant to this Section 5.9 (Clinical Trial Audits and Compliance) of Everest, its Affiliates, or Clinical Trial sites.

5.9.2 Audits of Clinical Trial Sites. Kezar may request Everest to conduct an audit of any Clinical Trial site for Clinical Trials sponsored by Everest in the Territory used by Sublicensees or subcontractors to perform Everest’s obligations under any Development Plan, in each case, to ensure that the applicable Clinical Trial is conducted in accordance with the Development Plan, GCP, and applicable Law. Everest shall provide Kezar with a complete copy of any reports of Everest’s or its representatives’ findings of any deficiencies or other areas of remediation that Everest or its representatives identifies during any such audit. If the Parties acting reasonably and in good faith agree that any deficiencies with respect to a Clinical Trial site identified pursuant to an audit (each, a “Deficient Site”) may cause a Regulatory Authority to reject or otherwise deem deficient the Clinical Trial Data from the conduct of any such Clinical Trial at such Deficient Site, then Kezar shall notify Everest of such Deficient Site and the Parties shall discuss and attempt to agree upon a remediation plan for such Deficient Site. If the Parties cannot agree to such a remediation plan for a Deficient Site, then Everest shall promptly remove such Deficient Site from such Clinical Trial and replace such Deficient Site with a new Clinical Trial site (a “Replacement Site”) in the Territory, and Everest shall be solely responsible for the costs of such replacement (unless not permitted by applicable Law or for ethical reasons). Any such Replacement Site shall be compliant in all respects with applicable Law.

5.9.3 Compliance of Sublicensees and Subcontractors. Everest shall use Commercially Reasonable Efforts to ensure that its Sublicensees and subcontractors are performing their obligations in accordance with the Development Plan, GCP, applicable Law and the terms of this Agreement.

Article 6

REGULATORY

Section 6.1 Regulatory Activities. Everest shall apply for and maintain, at Everest’s sole cost and expense, all Regulatory Filings relating to the Products in the Field in the Territory. All Regulatory Filings relating to the Products in the Field in the Territory shall be owned by Everest and held in Everest’s (or its Affiliates’ or Sublicensees’, as the case may be) name, provided that (a) for any Regulatory Filings, including any Marketing Approval, that are required under applicable Laws in a Region in the Territory to be filed in the name of a local agent, such Regulatory Filings may be filed and held in the name of a local agent designated by Everest; and (b) for any Regulatory Filings, including any IND or Imported Drug License, that are required under applicable Laws in the Territory to be filed in Kezar’s name, such Regulatory Filings will be owned by Kezar but shall be prepared, filed and maintained by Everest on Kezar’s behalf (such Regulatory Filings in the Territory owned by Kezar, the “Kezar Territory Regulatory Filings”), provided that Kezar shall promptly transfer and assign all Kezar Territory Regulatory Filings to Everest or its designee if and when permitted by applicable Laws. For the avoidance of doubt, during the period that Kezar is the owner of any Kezar Territory Regulatory Filings, (x) Everest shall have the right to Commercialize the Product; and (y) subject to the terms of Article 8 (Manufacturing and Supply), Kezar shall (itself or through its Affiliate or a CMO) continue to Manufacture and supply the Product for Development and Commercialization by Everest and its Affiliates and Sublicensees in the Territory, including the Manufacture and supply of the Product for any Early Access Programs, in accordance with the terms of this Agreement and the Supply Agreements; and (z) Kezar shall provide such other reasonable assistance to Everest, including by providing documentation or other materials, that are necessary to enable Everest to Commercialize the Products in the Territory due to the fact that Kezar is required under applicable Laws to be the named applicant and owner of Regulatory Filings relating thereto. Kezar shall, at the direction of and with the assistance of Everest, execute any documentation prepared by Everest necessary to appoint Everest, its Affiliates, or Sublicensees as Kezar’s exclusive local regulatory agent to perform regulatory actions on its behalf in connection with the Kezar Territory Regulatory Filings.

Section 6.2 Regulatory Correspondence. Everest shall be responsible, at Everest’s sole cost and expense, for all communications and interactions with Regulatory Authorities with respect to the Products in the Field in the Territory, both prior to and subsequent to receipt of any Marketing Approvals. Everest shall use Commercially Reasonable Efforts to at least [***] in advance, but in any case, at least [***] in advance, of filing any material Regulatory Filing relating to a Product with any Regulatory Authority in the Territory, including any IND or NDA, provide to Kezar for Kezar’s review and comment copies of such proposed Regulatory Filings in English, or if the originals are not written in English, in their original form with an English summary, or if requested by Kezar and at Kezar’s costs and expenses, Everest shall provide a full English translation of such Regulatory Filing. In each case, Everest will consider in good faith Kezar’s comments (if any) to such Regulatory Filings prior to filing such Regulatory Filings with the applicable Regulatory Authorities, provided, that no Kezar Territory Regulatory Filings relating to a Product may be filed with any Regulatory Authority in the Territory without the prior written consent of Kezar, such consent not to be unreasonably withheld, conditioned or delayed. Within [***] of receipt or filing, Everest shall provide Kezar with an electronic copy (in English, or if the originals are not written in English, in their original form with an English summary, or if requested by Kezar and at Kezar’s costs and expenses, Everest shall provide a full English translation of such Regulatory Filing) of all Regulatory Filings and material correspondence with Regulatory Authorities or Governmental Authorities, including any IND or NDA. Additionally, upon the reasonable request of Kezar, Everest shall promptly provide Kezar with a written summary in English of all other comments or other correspondences with a Regulatory Authority or other Governmental Authority, in each case by or on behalf of Everest or its Affiliates or Sublicensees with respect to the Development of the Products in the Field in the Territory.

Section 6.3 Regulatory Meetings. Everest shall notify Kezar in writing reasonably in advance of any material meeting with Regulatory Authorities in the Territory relating to the Products (which in any case will be no more than [***] after receiving notice of a request by a Regulatory Authority to have such a meeting), and Kezar shall have the right, but not the obligation, to have a representative of Kezar accompany Everest to each such meeting in an observational capacity if such attendance is permitted by the applicable Laws and applicable Regulatory Authorities in the Territory; provided, that with respect to any meeting with Regulatory Authorities in the Territory pertaining to a Kezar Territory Regulatory Filing, Kezar’s representative shall have the right to attend such meeting as a participant, unless Kezar agrees in writing prior to such meeting that such representative shall be in attendance in an observational capacity only. In addition, in the event that either Party is notified of any material regulatory or other inquiries or inspections that relate to any Clinical Trial, Development, Manufacture, or Commercialization for a Product, each such Party shall promptly notify the other Party of such inquiries or inspection. To the extent permitted under applicable Law, Everest shall invite Kezar to be present and participate in such inquiries or inspections in the Territory.

Section 6.4 No Harmful Actions. If a Party believes that the other Party is taking or intends to take any action with respect to a Product that could have a material adverse impact upon the regulatory status of the Product in such Party’s territory, then subject to the limitations set forth in Section 4.2.6 (Limitation of Authority), such Party shall have the right to bring the matter to the attention of the JSC and the Parties shall discuss in good faith to resolve such concern. Without limiting the foregoing, unless the Parties otherwise agree: (a) Everest shall not communicate with any Regulatory Authority having jurisdiction outside the Territory, unless so ordered by such

Regulatory Authority, in which case Everest shall immediately notify Kezar of such order; and (b) Everest shall not submit any Regulatory Filings or seek Marketing Approvals for the Product outside the Territory.

Section 6.5 Notification of Threatened Action. Each Party shall within [***] notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Third Party, which would reasonably be expected to affect the safety or efficacy claims of any Product or the continued marketing of any Product (as to Kezar’s notification obligation, only to the extent it would reasonably be expected to affect the Territory). Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action with respect to the Territory.

Section 6.6 Right of Reference.

6.6.1 By Everest. Everest hereby grants to Kezar the right of reference to all Regulatory Filings pertaining to the Product in the Field submitted by or on behalf of Everest or its Affiliates or Sublicensees (and all Data contained or referenced therein), with the right to grant further rights of reference to Kezar’s licensees with respect to Products. Kezar and its Affiliates (and any licensee to whom it may grant a further right of reference) may use the right of reference to Everest’s Regulatory Filings in the Field solely for the purpose of seeking, obtaining and maintaining the Marketing Approval of the Products outside the Territory.

6.6.2 By Kezar. Subject to Section 5.3.5 (Data Usage), Kezar hereby grants to Everest the right of reference to all Regulatory Filings pertaining to the Product in the Field submitted by or on behalf of Kezar, its Affiliates, or licensees (and all Data contained or referenced therein), with the right to grant further rights of reference to Sublicensees. Everest and its Affiliates (and any Sublicensee to whom it may grant a further right of reference) may use such right of reference to Kezar’s Regulatory Filings in the Field solely for the purpose of seeking, obtaining and maintaining the Marketing Approval of the Products in Field in the Territory.

Section 6.7 Adverse Event Reporting. As between the Parties, unless otherwise agreed by the Parties in the Pharmacovigilance Agreement: (a) Kezar shall, by itself or through a Third Party vendor, be responsible for the timely reporting of all relevant adverse drug reactions/experiences, product quality, product complaints and safety data relating to the Compound and Products to the appropriate Regulatory Authorities outside the Territory, at Kezar’s costs and expenses; and (b) Everest shall, by itself or through a Third Party vendor, be responsible for the timely reporting of all relevant adverse drug reactions/experiences, product quality, product complaints and safety data relating to the Compound and Products to the appropriate Regulatory Authorities in the Territory at Everest’s cost and expenses, in each case in accordance with applicable Law of the relevant countries and Regulatory Authorities. The Parties shall cooperate with each other with respect to their respective pharmacovigilance responsibilities, and Everest shall comply with all pharmacovigilance requirements necessary to support Development and Commercialization of Products outside the Territory. Each Party shall be solely responsible for all costs it incurs to conduct its respective pharmacovigilance responsibilities. Within [***] after the Effective Date, the Parties shall enter into a pharmacovigilance agreement on terms that comply with ICH guidelines (the “Pharmacovigilance Agreement”), including: (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to the Compound and Products worldwide within appropriate timeframes and in an appropriate format to enable each Party to meet both expedited and periodic regulatory reporting requirements; and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis for the reporting of safety data in accordance with standards stipulated in the ICH guidelines, and all applicable regulatory and legal requirements regarding the management of safety data for a trial of the applicable type.

Section 6.8 Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Regulatory Authority (as to Kezar’s notification obligation, only to the extent it would reasonably be expected to affect the Territory) (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action with respect to the Territory. Everest shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action; provided, that Kezar shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory to the extent related to any Multi-Region Trial. The cost and expenses of any Remedial Action in the Territory shall be borne solely by the Party with sole discretion. Each Party shall, and shall ensure that its Affiliates and Sublicensees shall, maintain adequate records to permit the Parties to trace the distribution and use of the Product in the Territory.

Article 7

COMMERCIALIZATION

Section 7.1 Responsibility and Diligence. Everest shall be solely responsible for and use Commercially Reasonable Efforts to Commercialize and obtain pricing and reimbursement approvals for the Products in the Field in the Territory in accordance with the Commercialization Plan, at its sole cost and expense. Everest shall use Commercially Reasonable Efforts to Commercialize each Product in each Region in the Territory in the Field in which it obtains Marketing Approval.

Section 7.2 Commercialization Plan. Within a reasonable time (but no later than [***]) prior to the anticipated first Marketing Approval for each Product in each Region in the Territory, Everest shall prepare and deliver to the JSC for review and discussion a non-binding plan for the Commercialization of such Product in the Field in such Region (the “Commercialization Plan”). Thereafter, from time to time, but at least [***], Everest shall propose updates or amendments to the Commercialization Plan to reflect changes in such plans, including those in response to changes in the marketplace, relative success of the Products, and other relevant factors influencing such plan and activities, and submit such proposed updated or amended Commercialization Plan to the JSC.

Section 7.3 Reports. Everest shall update the JSC at each regularly scheduled JSC meeting regarding Everest’s Commercialization activities with respect to the Products in the Territory. Each such update shall summarize in reasonable detail Everest’s, its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to the Products in the

Territory, covering subject matter at a level of detail sufficient to enable Kezar to determine Everest’s compliance with its diligence obligations pursuant to Section 7.1 (Responsibility and Diligence). All updates and reports generated pursuant to this Section 7.3 (Reports) shall be the Confidential Information of Everest.

Section 7.4 Records. Everest shall maintain records in either tangible or electronic form of all significant Commercialization of a Product, in each case in accordance with its usual documentation and record retention practices. Upon Kezar’s reasonable request, Everest shall, and shall cause its Affiliates and Sublicensees, to provide to Kezar copies of such records of Commercialization to the extent necessary for the Commercialization of the Product outside the Territory. All such records provided to Kezar shall be the Confidential Information of Everest.

Section 7.5 Marketing Materials. Upon request of Everest, prior to the anticipated first Marketing Approval for each Product in the Territory, Kezar shall deliver to Everest a copy of the then existing Marketing Materials developed or used by Kezar in connection with the promotion or marketing of the Product outside the Territory. Kezar makes no representation as to the appropriateness or applicability of the Marketing Materials in the Territory or outside the Territory. Subject to Section 9.8 (Product Trademarks) and applicable Law, Everest shall, at no additional cost, have the right to use and modify all such Marketing Materials in connection with its marketing of the Product in the Territory. Everest also shall have the right to create, develop and use other Marketing Materials in the Territory at its own cost. Everest shall ensure that any Marketing Materials developed, used or modified by Everest in connection with the promotion or marketing of the Product in the Territory is consistent in all material respects with the Marketing Materials provided by Kezar under this Section 7.5 (Marketing Materials) (except to the extent required under applicable Laws or as otherwise agreed by the Parties) and complies with all applicable Law in the Territory. Kezar shall not have any liability with respect to use by or on behalf of Everest of any Marketing Material provided by Kezar to Everest under this Section 7.5 (Marketing Materials).

Section 7.6 No Diversion. Each of Kezar and Everest hereby covenants and agrees that (a) it shall not, and shall ensure that its Affiliates and sublicensees shall not, directly or indirectly, promote, market, distribute, import, sell or have sold the Products, including via internet or mail order, outside its territory; (b) with respect to any country or region outside its territory, it shall not, and shall ensure that its Affiliates and their respective sublicensees shall not: (i) unless otherwise agreed by the Parties in writing, establish or maintain any branch, warehouse or distribution facility for Products in such countries (except, in the event such Party is Kezar, Kezar shall have the right to maintain one or more warehouses in the Territory solely to support Kezar’s retained rights under this Agreement); (ii) engage in any advertising or promotional activities relating to Products that are directed primarily to customers or other purchaser or users of Products located in countries outside its territory; (iii) solicit orders for Products from any prospective purchaser located in countries outside its territory; or (iv) sell or distribute Products to any Person in such Party’s territory who intends to sell or has in the past sold Products in countries outside its territory; (c) if a Party receives any order for any Product from a prospective purchaser reasonably believed to be located in a region or country outside its territory, such Party shall promptly refer that order to the other Party, and such Party shall not accept any such orders; (d) neither Party shall deliver or tender (or cause to be delivered or tendered) Products into a country or region outside its territory; and (e) each Party shall not, and shall ensure that its Affiliates and their respective sublicensees shall not, knowingly restrict or impede in any manner the other Party’s exercise of its exclusive rights to Commercialize the Products in the other Party’s territory; provided, that nothing in this Section 7.6 (No Diversion) shall prohibit or restrict Kezar from exercising its right or performing its obligations to supply Everest or its Affiliates or Sublicensees under Article 8 (Manufacturing and Supply). For the purpose of this Agreement, Everest’s territory shall mean the Territory and Kezar’s territory shall mean all countries and regions outside the Territory.

Article 8

MANUFACTURING AND SUPPLY

Section 8.1 Supply. Subject to Section 8.3 (Manufacturing Technology Transfer), Everest shall exclusively purchase from Kezar, and Kezar shall (itself or through its Affiliate or a CMO) Manufacture and supply the Product for Development and Commercialization by Everest and its Affiliates and Sublicensees in the Territory, including the Manufacture and supply of the Product for any Early Access Programs, in accordance with the terms of this Agreement and the Supply Agreements. Everest or its Affiliates shall (a) obtain and maintain all required import licenses or authorizations, and shall serve as importer of record for all Products delivered in or into any Region in the Territory pursuant to this Agreement and the Supply Agreements, and (b) be responsible for shipment and insurance from Kezar’s or its CMO’s facility and all customs’ duties, import tariffs, taxes, freight, insurance, inspection costs and the like attributed to or for the transport and importation of the Product in or into any Region in the Territory, provided, however, that (i) Kezar shall be responsible for export clearance procedures (except for commercial Product that is packaged and labeled by Everest, in which case Everest shall be responsible for export clearance procedures), and (ii) Kezar shall provide Everest with, upon Everest’s request, reasonable support in relation to Everest’s importation of the Product into any Region in the Territory, subject to reimbursement by Everest of any reasonable out-of-pocket costs incurred by Kezar in providing such importation support.

Section 8.2 Supply Agreements.

8.2.1 Multi-Region Clinical Supply. Kezar shall Manufacture and supply the Product to Everest for use in any Multi-Region Trials that are being conducted in the Territory by Everest. Everest shall reimburse Kezar for the Fully Burdened Manufacturing Cost of such Product; provided, however, that [***].

8.2.2 Clinical Supply Agreement. The Parties shall negotiate in good faith to enter into a clinical supply agreement (the “Clinical Supply Agreement”) and associated quality agreement. Such negotiation shall commence no later than [***] prior to the first anticipated Clinical Trial conducted by Everest in the Territory involving the Product; provided, [***]. Subject to Section 8.2.1 (Multi-Region Clinical Supply), clinical supply of the Product for Local Trials shall be provided at Kezar’s Fully Burdened Manufacturing Cost plus [***].

8.2.3 Commercial Supply Agreement. Further, the Parties shall negotiate in good faith to enter into a commercial supply agreement (the “Commercial Supply Agreement”) and associated quality agreement (as needed), which negotiation shall commence no later than [***] prior to the first anticipated Marketing Approval of a Product in the Territory. The Commercial

Supply Agreement and associated quality agreement (as needed) shall be agreed and entered into by the Parties no later than [***] prior to the first anticipated Marketing Approval of a Product in the Territory. Commercial supply of the Product shall be provided at Kezar’s Fully Burdened Manufacturing Cost plus [***].

8.2.4 Terms. The Supply Agreements shall each contain customary terms of forecasting and ordering procedures, Product specifications, and other operational matters relating to the Manufacture and supply of the Product under Section 8.1 (Supply) and Section 8.2 (Supply Agreements). Kezar shall provide Everest with a copy of each clinical supply agreement or commercial supply agreement it has entered into with any Third Party or CMO that has been engaged to Manufacture and supply the Product on Kezar’s behalf. The Supply Agreements shall be consistent with the terms of this Article 8 (Manufacturing and Supply) and any relevant terms of the agreements that Kezar has with any Third Parties or CMOs that have been engaged to Manufacture and supply the Product on Kezar’s behalf. In the event of a global supply shortage, the Clinical Supply Agreement and Commercial Supply Agreement shall stipulate [***] of the Product among Kezar and its Affiliates and licensees (including Everest and its Affiliates and Sublicensees). The Supply Agreements shall also include the right for Everest to reasonably participate in communications with any Third Parties or CMOs that have been engaged to Manufacture and supply the Product on Kezar’s behalf for the purposes of (a) collaborating on commercial readiness in the event that Everest is the first to launch a Product in the Territory and (b) ensuring sufficient supply for the Territory, provided that the applicable Third Party or CMO has agreed to participate in such communications with Everest and Everest has entered into any confidentiality or similar agreement requested by such Third Party or CMO with respect to such communications, further provided that Kezar shall use reasonable efforts to cause such Third Party or CMO to agree to participate.

Section 8.3 Manufacturing Technology Transfer. At Everest’s request made at any time following completion of patient enrollment of the Palizade Trial in the Territory, the Parties shall discuss in good faith through the JSC and agree to a written technology transfer plan within [***] after commencement of such discussion, under which Kezar or its CMO shall transfer to Everest (or a CMO designated by Everest and approved by Kezar) all Manufacturing Know-How within the agreed timelines (not to exceed [***] after agreement on such technology transfer plan). Kezar shall use Commercially Reasonable Efforts to, by itself or cause its CMO to, complete such technology transfer within the timelines set forth in the agreed technology transfer plan. Upon reasonable request from Everest, Kezar will provide Everest with all reasonable assistance at the FTE Rate to review and discuss the Manufacturing Know-How for Everest to Manufacture the Compound and the Product in substantially the same manner as Kezar, its Affiliate or a CMO that has been engaged to Manufacture and supply the Product on Kezar’s behalf. Prior to engaging a CMO for the technology transfer, Everest shall enter into an agreement with such CMO that contains customary provisions related to confidentiality and retention of intellectual property relating to the Product and its Manufacturing process, which shall be consistent with the provisions in this Agreement, and will provide a copy of such CMO agreement and the associated quality agreement to Kezar upon request, provided that Everest may [***]. Kezar shall have the right to audit any CMO that is Manufacturing the Product in the Territory. Everest shall reimburse all internal (at the FTE Rate) and Third Party expenses that Kezar incurs to conduct its activities under this Section 8.3 (Manufacturing Technology Transfer), within [***] after receipt of each invoice therefor from Kezar. In the event that (a) Everest has the right to terminate this Agreement under

Section 13.3 (Termination Upon Bankruptcy), or (b) Section 13.9.2 applies, in each (a) or (b), (i) Everest shall have the right to enter into its own separate direct agreements with any Third Parties or CMOs that have been engaged to Manufacture and supply the Product on Kezar’s behalf, and (ii) upon Everest’s request, Kezar will facilitate Everest’s entry into direct agreements with such Third Party or CMO, including the consent to use the Manufacturing Know-How as reasonable and necessary to permit Everest to Manufacture directly with such Third Party or CMO.

Section 8.4 Audit by Everest. During the period Kezar supplies the Compound or the Product to Everest, Kezar will keep complete and accurate records of all materials and documents relating to the calculations of Fully Burdened Manufacturing Cost generated in the then current Calendar Year and during the preceding [***] Calendar Years. Everest will have the right, once annually at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it and subject to Kezar’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), review any such records of Kezar and its Affiliates (the “Kezar Audited Party”) in the location(s) where such records are maintained by the Kezar Audited Party upon reasonable written notice (which shall be no less than [***] prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of the Fully Burdened Manufacturing Cost underlying payments for Product made under Section 8.2.1 (Multi-Region Clinical Supply) or the Supply Agreements within the [***]period preceding the date of the request for review. No records will be subject to audit under this Section 8.4 (Audit by Everest) more than once. Kezar will receive a copy of each such report concurrently with receipt by Everest. Should the audit lead to the discovery of a discrepancy to Everest’s detriment, then notwithstanding any other provision of this Agreement, Everest may credit the amount of the discrepancy, together with the interest at the rate set forth in Section 3.6 (Late Payments), against future payments payable to Kezar under this Agreement, and if there are no such payments payable, then Kezar shall pay to Everest the amount of the discrepancy, together with interest at the rate set forth in Section 3.6 (Late Payments), within [***] of Kezar’s receipt of the report. Everest will pay the full cost of the review unless the overpayment of amounts to Kezar is greater than [***] of the amount due for the entire period being examined, in which case Kezar will pay the cost charged by such accounting firm for such review. Should such inspection lead to the discovery of a discrepancy to Kezar’s detriment, Everest will, within [***] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 3.6 (Late Payments).

Article 9

PATENT PROSECUTION, MAINTENANCE & INFRINGEMENT

Section 9.1 Ownership.

9.1.1 Data. All Data generated in connection with any Development, Manufacturing or Commercialization activities with respect to the Compound or any Product in the Territory conducted solely by or on behalf of Everest or its Affiliates or Sublicensees (the “Everest Data”) shall be the sole and exclusive property of Everest or of its Affiliates or Sublicensees, as applicable. All Data generated in connection with any Development, Manufacturing or Commercialization activities with respect to the Compound or any Product conducted solely by or on behalf of Kezar or its Affiliates or Kezar’s licensees, or jointly by or on behalf of both Everest or its Affiliates or Sublicensees and Kezar or its Affiliates or Kezar’s licensees (the “Kezar Data”), shall be the sole and exclusive property of Kezar or of its Affiliates or Kezar’s licensees, as applicable. For clarity, Data generated in connection with a Multi-Region Trial will be owned by Kezar and deemed Kezar Data.

9.1.2 Inventions. Notwithstanding Section 9.1.1 (Data), this Section 9.1.2 (Inventions) will govern ownership of Inventions. Inventorship of all Inventions, for purposes of determining ownership under this Section 9.1.2 (Inventions), will be determined in accordance with the rules of inventorship under United States patent Laws.

(a) The Inventions and any Intellectual Property Rights relating to such Inventions (the “Foreground IP”) shall be owned as follows:

(i) Kezar shall solely own any Foreground IP that constitutes an improvement or enhancement of any Licensed IP or Onyx Know-How, including any method of use of the Product, or that is derived from or uses the Licensed IP, the Onyx-Know How or Kezar’s Confidential Information, including any such Inventions relating to the Products (“Kezar Foreground IP”); and

(ii) all other Foreground IP shall be solely owned by the applicable Party if solely invented by such Party, or jointly owned by the Parties if jointly invented by the Parties.

(b) Kezar Foreground IP shall be included in the Licensed IP (if within the scope of such definition) and included in the licenses and rights granted to Everest by Kezar hereunder. Patent Rights claiming any Kezar Foreground IP shall be included in and deemed Licensed Patents (if within the scope of such definition) hereunder.

(c) Each Party shall own an undivided equal interest in the jointly owned Foreground IP (“Joint IP”), without a duty of accounting or an obligation to seek consent from the other Party for the exploitation or license of the Joint IP (subject to the licenses granted to the other Party under this Agreement). Patent Rights claiming any Joint IP shall be “Joint Patents”.

9.1.3 Disclosure of Inventions. Everest shall promptly notify Kezar if it generates any Foreground IP with a written disclosure of the Invention, and will reasonably assist Kezar with Prosecution activities relating to any Kezar Foreground IP or Joint IP.

9.1.4 Assignment of Foreground IP. Everest hereby assigns to Kezar all right, title and interest to Kezar Foreground IP and will cooperate to effectuate, perfect and defend the foregoing ownership, including by executing and recording assignments and other documents consistent with such ownership.

Section 9.2 Prosecution and Maintenance.

9.2.1 By Kezar. Subject to this Section 9.2 (Prosecution and Maintenance), Kezar shall be responsible and shall have the first right, to control the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance (“Prosecution”) of the Licensed Patents and the Joint Patents in the Territory at its discretion. All Third Party costs incurred with respect to the prosecution and maintenance of the Licensed Patents and Joint Patents in the Territory shall be borne by the Parties as follows: [***]. On a Calendar Quarter basis, Kezar will invoice Everest for [***] that are incurred by Kezar (if any), and Everest will pay each such invoice within [***] after receipt thereof.

9.2.2 Consultation. Kezar shall keep Everest reasonably informed of the status of the Licensed Patents and Joint Patents in the Territory. In addition, Kezar shall promptly provide Everest with drafts of all proposed material filings and correspondence to any patent authority with respect to the Licensed Patents and Joint Patents in the Territory for Everest’s review and comment at least [***] prior to the submission of such proposed filings and correspondence. Kezar shall confer with Everest and consider in good faith Everest’s comments, including those reflecting the commercial strategy of Everest for Products in the Territory, provided, that Everest provides such comments within [***] (or a shorter period reasonably designated by Kezar to meet the filing deadline) of receiving the draft filings and correspondence from Kezar. Kezar shall also furnish Everest with copies of all final filings and responses made to any patent office with respect to the Licensed Patents and Joint Patents.

9.2.3 Everest Step-in Right. In the event that Kezar desires to abandon or cease Prosecution of any Licensed Patent (subject to Section 9.9 (Patents Licensed From Upstream Licensors)) or Joint Patent in the Territory, Kezar shall provide at least [***] notice before any relevant deadline written notice to Everest of such intention to abandon. In such case, Everest shall, upon written election within [***] after such notice from Kezar, have a step-in right to assume, at its discretion and at its sole expense, responsibility for Prosecution of such Licensed Patent or such Joint Patent in the Territory. The assumption of Prosecution by Everest shall not change the ownership of such Joint Patents.

9.2.4 Outside the Territory. For the avoidance of doubt, Kezar shall have the sole right, but not the obligation, to control the Prosecution of the Licensed Patents and the Joint Patents outside the Territory at its discretion at its sole expense.

9.2.5 Cooperation of the Parties. Each Party agrees to cooperate fully in the Prosecution of Patent Rights under this Section 9.2 (Prosecution and Maintenance), at its own cost. Such cooperation includes: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to Prosecute Patent Rights in any country or Region as permitted by Section 9.2 (Prosecution and Maintenance); and (b) promptly informing the other Party of any matters coming to such Party’s attention that may affect the Prosecution of any such Patent Rights.

Section 9.3 Enforcement.

9.3.1 Notice. Each Party will notify the other promptly in writing when any Infringement of a Licensed Patent or a Joint Patent by a Third Party is uncovered or reasonably suspected.

9.3.2 Everest shall have the first right, but not the obligation, to enforce all patent claims within a Licensed Patent or a Joint Patent in the Field in the Territory. Everest may, at its own expense, institute suit against any such infringer or alleged infringer of the Licensed Patent or Joint Patent in the Field in the Territory and control, defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 9.5 (Recovery), and Everest shall keep Kezar reasonably informed as to the status of any such litigation. Kezar shall reasonably cooperate in any such litigation at Everest’s expense.

9.3.3 Everest shall not enter into any settlement of any claim described in this Section 9.3 (Enforcement) that admits to the invalidity or unenforceability of the Licensed Patent or Joint Patent, incurs any financial liability on the part of Kezar or requires an admission of liability, wrongdoing or fault on the part of Kezar without Kezar’s prior written consent.

9.3.4 If Everest elects not to exercise its enforcement rights under Section 9.3.2, then Everest shall so notify Kezar in writing within [***] of receiving notice that an Infringement of a Licensed Patent or Joint Patent in the Field in the Territory exists (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such Infringement), and Kezar may, in its sole judgment, and at its own expense, take steps to enforce any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 9.5 (Recovery). Everest shall reasonably cooperate in any such litigation at Kezar’s expense.

9.3.5 Cooperation with Respect to Enforcement. Irrespective of which Party controls an action pursuant to this Section 9.3 (Enforcement), the Parties will collaborate in the choice of counsel with respect to such enforcement action and the enforcing Party will consider in good faith the comments of the other Party with respect to strategic decisions and their implementation with respect to such action. In furtherance of the foregoing, the Party initiating or defending any such enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed, in person or by telephone or e-mail, regarding the status and costs of such enforcement action prior to and during any such enforcement, and such other Party shall have the individual right to participate with counsel of its own choice at its own expense.

Section 9.4 Defense of Third Party Claims. If either (a) any Product Exploited by or under authority of Everest becomes the subject of a Third Party’s claim or assertion of infringement of a patent relating to the Manufacture, use, sale, offer for sale or importation of such Product in the Field in the Territory, or (b) a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity or unenforceability of any of the Licensed Patent or Joint Patent in the Field in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Subject to Article 11 (Indemnification), unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). If Kezar is named in such legal action but not Everest, then Everest shall have the right to join, at its own expense, any such legal action and to be represented in such action by its own counsel. Neither Party shall enter into any settlement of any claim described in this Section 9.4 (Defense of Third Party Claims) that admits to the invalidity, narrowing of scope or unenforceability of the Licensed Patent or Joint Patent in the Field in the Territory or this Agreement, incurs any financial liability on the part of any other Party or requires an admission of liability, wrongdoing or fault on the part of the other Party without such other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and the Defending Party shall reimburse the other Party’s reasonable out-of-pocket costs associated therewith.

Section 9.5 Recovery. Except as otherwise provided, the costs and expenses of the Party bringing suit under Section 9.3 (Enforcement) shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (a) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; and then (b) the remainder of the recovery shall be shared as follows:

9.5.1 [***]

9.5.2 [***]

Section 9.6 Patent Term Extensions and Filings for Regulatory Exclusivity Periods. The Parties shall cooperate in obtaining patent term restoration, supplemental protection certificates or their equivalents, and patent term extensions with respect to the Licensed Patents and Joint Patents in any Region in the Territory where applicable (each, a “Patent Term Extension”). Everest shall file for Patent Term Extensions at Everest’s sole cost and expense, subject to the following terms and conditions:

9.6.1 Everest shall not file any Patent Term Extension without Kezar’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned. The Parties agree that it will be reasonable for Kezar to withhold its consent to any such filing with respect to a Licensed Patent if Onyx objects to such filing. If Onyx objects to such filing, then upon the request of Everest and subject to reimbursement by Everest of all internal and out-of-pocket expenses incurred by Kezar to do so, Kezar shall engage in the dispute resolution process with Onyx set forth in Section 4.6 of the Onyx Agreement with respect to such filing.

9.6.2 With respect to the Licensed Patents and Joint Patents in any Region in the Territory for which Everest does not have the right to file a Patent Term Extension but Kezar or its Affiliates do have the right to file such Patent Term Extension under applicable Law in relation to such Patent Right in such Region, provided that Kezar has consented to such filing in accordance with Section 9.6.1 above, (a) Kezar shall make the appropriate filing for such Patent Term Extension in such Region at the direction of Everest, and (b) Everest shall provide reasonable assistance, as requested by Kezar to file and obtain such Patent Term Extension in such Region.

Section 9.7 Patent Marking. Everest will mark, and will cause all other Selling Parties to mark, Products with all Licensed Patents in accordance with applicable Law, which marking obligation will continue for as long as (and only for as long as) required under applicable Law.

Section 9.8 Product Trademarks. Everest may use (pursuant to this Section 9.8 (Product Trademarks), including the second to last sentence hereof relating to the use of Kezar’s name and Kezar’s corporate trademarks) the trademarks Controlled by Kezar or its Affiliates in the Territory as Kezar may provide to Everest in writing from time to time (the “Kezar Product Marks”) and may use the English mark thereof with a phonetic translation into a local language in the Territory being presented below such English mark. Kezar hereby grants to Everest, during the Term and subject to the terms and conditions of this Agreement, a royalty-free, exclusive license under Kezar’s rights to use such Kezar Product Marks in connection with the Commercialization of the Products in the Field in the Territory in compliance with applicable Law and this Agreement. Everest shall comply with Kezar’s brand usage guidelines provided to Everest in its use of the Kezar Product Marks. Upon written request of Everest, Kezar shall use Commercially Reasonable Efforts to register the Kezar Product Marks in the Territory at Everest’s sole cost and expense. Everest may also brand the Products in the Territory using other trademarks, logos, and trade names specific for the Products that differ from the Kezar Product Marks and do not contain the name of Kezar; provided, however, that (a) prior to such use, Everest shall provide written notice of such trademarks, logos and trade names to Kezar, (b) any phonetic translation of Kezar Product Marks into a local language in the Territory shall be deemed to be different from the Kezar Product Marks themselves, and (c) such trademarks, logos and trademarks shall be deemed owned by Everest (the “Product Marks”). Notwithstanding the foregoing, Everest shall have no right to use Kezar’s name or Kezar’s corporate trademarks without Kezar’s prior written consent, unless such use is required by applicable Law to Exploit the Product in the Territory (e.g., if required on Product packing material). Everest shall own all rights in the Product Marks in the Territory and shall register and maintain the Product Marks in the Territory that it determines reasonably necessary.

Section 9.9 Patents Licensed From Upstream Licensors. Each Party’s rights under this Article 9 (Patent Prosecution, Maintenance & Infringement) with respect to the prosecution and enforcement of any Licensed Patents that is in-licensed by Kezar from Upstream Licensor under Upstream Licenses shall be subject to the rights retained by Upstream Licensor to prosecute and enforce such Patent Rights.

Article 10

REPRESENTATIONS

Section 10.1 Mutual Warranties. Each of Kezar and Everest represent and warrant that:

(a) it is duly organized and validly existing under the Law of the jurisdiction of its incorporation or formation, as applicable, and has full corporate, limited liability company or other power and authority, as applicable, to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate, limited liability company or other action, as applicable; and

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law.

Section 10.2 Additional Kezar Representations and Warranties. Kezar represents and warrants to Everest that, as of the Effective Date:

(a) Kezar Controls the Licensed Patents listed on Exhibit B and is entitled to grant the licenses specified herein. Kezar has not caused any Patent Right included in the Licensed Patents to be subject to any liens or encumbrances and Kezar has not granted to any Third Party any rights or licenses under Licensed IP or Onyx Know-How that would conflict with the licenses granted to Everest hereunder.

(b) Exhibit B sets forth a complete and accurate list of the Licensed Patents existing as of the Effective Date.

(c) To Kezar’s knowledge, each Licensed Patent (i) is valid and enforceable and (ii) has been diligently prosecuted in its respective patent office in accordance with applicable Laws and (iii) has been filed and maintained properly (including timely and complete payment of any applicable maintenance fee or annuity). Kezar has no knowledge of any claim, legal proceeding or litigation that has been brought or threatened in writing by any Third Party alleging that the Licensed Patents are invalid or unenforceable.

(d) Kezar has no present knowledge of any settled, pending or threatened in writing claim or lawsuit or legal proceeding of a Third Party against Kezar alleging that the Product (in the form that it exists as of the Effective Date), the Licensed IP or Onyx Know-How misappropriate, violate or infringe, in part or in whole, the intellectual property, Intellectual Property Rights or property rights of such Third Party. Kezar has no present knowledge that use of the Licensed IP or Onyx Know-How to Exploit the Compound and the Product in the Field in the Territory as of the Effective Date would misappropriate, violate or infringe, in part or in whole, the intellectual property, Intellectual Property Rights or property rights of any Third Party. All copies of patent applications and issued patents for the Kezar Patents existing as of the Effective Date that Kezar has furnished or made available on or before the Effective Date to Everest or its agents or representatives in the virtual data room hosted by Kezar is, to Kezar’s knowledge, accurate and complete in all material respects.

(e) [***]

(f) Except as otherwise provided in this Agreement, the terms of this Agreement do not conflict with the terms of the Onyx Agreement.

(g) The only material Upstream License as of the Effective Date is the Onyx Agreement. Kezar and its Affiliates (i) have been in compliance with (1) all payment terms of the Onyx Agreement, and (2) in all material respects with all other terms and conditions with the Onyx Agreement, in each case as of the Effective Date, and to Kezar’s knowledge the Onyx Agreement is in full force and effect as of the Effective Date; (ii) have not received any written notice that alleges breach or default by Kezar of the Onyx Agreement, or requests a material amendment of or termination of the Onyx Agreement; and (iii) are not aware of any facts that would be reasonably likely to result in a termination of the Onyx Agreement.

Section 10.3 Additional Kezar Covenants. During the Term, Kezar and its Affiliates (a) shall remain in compliance (i) with all payment terms and (ii) in all material respects with all other terms and conditions of each Upstream License; (b) shall not terminate the Upstream Licenses for so long as any Licensed IP or Onyx Know-How licensed to Kezar under such Upstream Licenses is necessary for the Exploitation of the Compound and the Product in the Field in the Territory; (c) shall provide prompt notice to Everest of its receipt of any written notice from an Upstream Licensor that alleges breach or default by Kezar of, requests a material amendment to, or termination of, any Upstream License, and shall provide to Everest a copy of each of the foregoing written notices; (d) provide to Everest a copy of each amendment to an Upstream License following execution thereof; (e) during the Term, shall not amend, modify or terminate any Upstream License in a manner that would terminate rights that are sublicensed to Everest hereunder or otherwise materially diminish the scope or exclusivity of the licenses granted to Everest hereunder; and (f) shall not grant to any Third Party any rights or licenses under the Licensed IP or Onyx Know-How that would conflict with the licenses granted to Everest hereunder.

Section 10.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 10 (REPRESENTATIONS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

Section 10.5 Compliance. Each Party agrees that:

(a) it will use Commercially Reasonable Efforts to, and will cause its Affiliates and sublicensees to use Commercially Reasonable Efforts to, Develop,

Manufacture and Commercialize the Product in its respective territory, in each case in accordance in all material respects with (i) all applicable Laws of the country in which such Development, Manufacturing and Commercialization activities are conducted, (ii) the known or published standards of the Regulatory Authority in such country, and (iii) all applicable Anti-Corruption Laws;

(b) it will not, nor any officer, employee or agent of such Party will not, knowingly make an untrue statement of a material fact to any Regulatory Authority with respect to a Product (whether in any submission to such Regulatory Authority or otherwise), or knowingly fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to a Product;

(c) it will not knowingly employ any personnel or knowingly use a contractor or consultant that has been debarred by the FDA (or subject to a similar sanction of a Regulatory Authority), or that is subject of an FDA debarment investigation or proceeding (or similar proceeding of a Regulatory Authority);

(d) it shall use Commercially Reasonable Efforts to comply in all material respects with all applicable (i) U.S. Laws prohibiting the re-export, directly or indirectly, of certain controlled U.S.-origin items without a license to parties located in certain countries or appearing on certain U.S. Government lists of restricted parties; (ii) U.S. Laws prohibiting participation in non-U.S. boycotts that the United States does not support; and (iii) U.S. Laws prohibiting the sale of products to parties from any country or Region subject to U.S. economic sanctions or who are identified on related U.S. Government lists of restricted parties;

(e) it has obtained or will obtain written agreements from each of its employees, consultants and contractors who perform Development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign Inventions in a manner consistent with the provisions of this Agreement; and

(f) as of the Effective Date to and through the expiration or termination of this Agreement, (i) it, and, to the best of its knowledge, its owners, directors, officers, employees, or any agent, representative, subcontractor or other Third Party acting for or on its behalf, shall not, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with this Agreement, or that would otherwise violate any applicable Law, rules and regulations concerning or relating to public or commercial bribery or corruption (including the FCPA), and (ii) that its books, accounts, records and invoices related to this Agreement or related to any work conducted for or on behalf of the other Party are and will be complete and accurate in all material respects. Either Party may request from time to time, but no more than one time in any [***], that the other Party complete a compliance certification regarding the foregoing.

Article 11

INDEMNIFICATION

Section 11.1 Indemnity.

11.1.1 By Kezar. Kezar agrees to defend Everest, its Affiliates and their respective directors, officers, employees and agents (the “Everest Indemnified Parties”) at Kezar’s cost and expense, and will indemnify and hold Everest and the other Everest Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of Kezar or its Affiliates in connection with its activities under this Agreement, (b) the material breach of this Agreement or any of the representations, warranties or covenants made hereunder by Kezar, or (c) the Exploitation of any Product by or on behalf of Kezar, its Affiliates or their respective sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (a), (b), or (c) of Section 11.1.2 (By Everest). In the event of any such claim against the Everest Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) Everest promptly notifying Kezar in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of Kezar except to the extent Kezar is actually prejudiced thereby), (y) Everest granting Kezar sole management and control, at Kezar’s sole expense, of the defense of the claim and its settlement (provided, however, that Kezar shall not settle any such claim without the prior written consent of Everest if such settlement does not include a complete release from liability or if such settlement would involve Everest undertaking an obligation (including the payment of money by an Everest Indemnified Party), would bind or impair an Everest Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Everest or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the Everest Indemnified Parties reasonably cooperating with Kezar (at Kezar’s expense). The Everest Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

11.1.2 By Everest. Everest agrees to defend Kezar, its Affiliates and their respective directors, officers, employees and agents (the “Kezar Indemnified Parties”) at Everest’s cost and expense, and will indemnify and hold Kezar and the other Kezar Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of Everest, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement, (b) the material breach of this Agreement or any of the representations, warranties or covenants made hereunder by Everest, or (c) the Exploitation of any Product by or on behalf of Everest, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (a), (b) or (c) of Section 11.1.1 (By Kezar). In the event of any such claim against the Kezar Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) Kezar promptly notifying Everest in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of Everest except to the extent Everest is actually prejudiced thereby), (y) Kezar granting Everest shall sole management and control, at Everest’s sole expense, the defense of the claim and its settlement (provided, however, that Everest shall not settle any such claim without the prior written consent of Kezar if such settlement does not include a complete release from liability or if such settlement would involve Kezar undertaking an obligation (including the payment of money by an Kezar Indemnified Party), would bind or impair an Kezar Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Kezar or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the Kezar Indemnified Parties reasonably cooperating with Everest (at Everest’s expense). The Kezar Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

Section 11.2 LIMITATION OF DAMAGES. IN NO EVENT SHALL ANY PARTY BE LIABLE HEREUNDER TO THE ANOTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 11.2 (LIMITATION OF DAMAGES) SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF Section 2.8 (NON-COMPETE) OR ARTICLE 12 (CONFIDENTIALITY) OR (B) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS SECTION 11.2 (LIMITATION OF DAMAGES) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 11 (INDEMNIFICATION) WITH RESPECT TO ANY DAMAGES PAID BY ANOTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 11.3 Insurance. Each Party shall at its own expense procure and maintain during the period of a Clinical Trial (and for [***] thereafter) Clinical Trial liability insurance coverage adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent pharmaceutical companies of comparable size, provided that with respect to Everest, such Clinical Trial liability insurance is limited to the Clinical Trials sponsored by Everest. Additionally, at least [***] prior to First Commercial Sale of a Product in the Territory, Everest shall at its own expense procure and maintain during the Term (and to the extent commercially feasible, for [***] thereafter) product liability insurance coverage adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent pharmaceutical companies of comparable size. Each insurance policy required by and procured by Everest under this Section 11.3 (Insurance) shall, to the extent commercially feasible, name Kezar as an additional insured. Such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11 (Indemnification). Each Party shall provide the other Party with a certificate of insurance or other evidence of such insurance, upon request. Each Party shall provide the other Party with written notice at least [***] prior to the cancellation, non-renewal or a material change in such insurance which materially adversely affects the rights of the other Party hereunder, and [***] prior written notice of cancellation for non-payment of premiums. Each Party’s insurance hereunder shall be primary with respect to the obligations for which such Party is liable hereunder.

Article 12

CONFIDENTIALITY

Section 12.1 Confidential Information.

12.1.1 Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”) and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” will mean (a) all Know-How within the Licensed IP, (b) the Onyx Know-How, and (c) all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties. Without limiting the foregoing, all Know-How within Licensed IP and the Onyx Know-How will be considered Confidential Information of Kezar, and all financial and business disclosures from Everest to Kezar will be considered Confidential Information of Everest.

12.1.2 Restrictions. During the Term and for [***] thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). Receiving Party will use Disclosing Party’s Confidential Information only in connection with the performance of its obligations and exercise of its rights under this Agreement and for no other use. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 12.1.2 (Restrictions). Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 12.1.2 (Restrictions). Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

12.1.3 Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

12.1.4 Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a) in order to comply with applicable Law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding, or in connection with prosecuting or defending litigation;

(b) in connection with Marketing Approvals and other regulatory filings and communications, and filing, prosecuting and enforcing Patent Rights in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(c) in connection with exercising its rights hereunder, to its Affiliates, potential and future collaborators (including Sublicensees where Everest is the Receiving Party); permitted acquirers or assignees; and investment bankers, investors and lenders;

provided, however, that (1) with respect to Sections 12.1.4(a) or 12.1.4(b), where not legally prohibited, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed; and (2) with respect to Section 12.1.4(c), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 12.1.2 (Restrictions) (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

Section 12.2 Terms of this Agreement; Publicity.

12.2.1 Restrictions. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 12.1.4 (Permitted Disclosures). Except as required by Law or as permitted under Section 12.1.4 (Permitted Disclosure), and except for (a) the mutually agreed press releases to be issued by each Party on or after the Effective Date or (b) in accordance with Section 12.2.2 (Review), each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof.

12.2.2 Review. It is understood that each Party may desire or be required to issue subsequent press releases or other written public disclosures relating to this Agreement or activities hereunder. Each Party agrees to consult with the other Party reasonably and in good faith with respect to the text and timing of such press releases or written public disclosures, and in the case of Everest, to obtain Kezar’s written consent (not to be unreasonably withheld, conditioned or delayed) prior to the issuance thereof, provided that if Kezar does not provide a written response to Everest within [***] of Kezar’s receipt of any request by Everest to Kezar for such consent, Kezar’s written consent will be deemed to have been given. Further, each Party may issue such press releases or make such disclosures to securities exchanges or other applicable regulatory or self-regulatory agencies as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations. Each Party shall provide the other Party with advance notice of any legally required disclosures to the extent practicable. The Parties will consult with each other on the provisions of this Agreement to be redacted in any public filings made by a Party as required by applicable Law; provided, that each Party shall have the right to make any such filing as it reasonably determines necessary under applicable Law. In addition, following the initial joint press release announcing this Agreement, each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

Section 12.3 Scientific Publication.

12.3.1 Publication Rights. The JSC shall discuss the publication strategy for the publication of scientific papers, abstracts, meeting presentations and other disclosure of the results of the Clinical Trials carried out under this Agreement, taking into consideration the Parties’ interest in publishing the results of the Product Development work in order to obtain recognition within the scientific community and to advance the state of scientific knowledge, and the need to protect Confidential Information, Intellectual Property Rights and other business interests of the Parties. Subject to the immediately preceding sentence and Section 12.3.2 (Kezar Review and Comment): (a) Kezar shall have the first right to publish or otherwise disclose the top-line results of any Multi-Region Trial, including the results generated with respect to any Clinical Trial sites in the Territory; and (b) Everest shall be free to publish or otherwise disclose the results of (i) any Local Trial or (ii) a particular Multi-Region Trial in which Everest participates if Kezar (1) has first published or otherwise publicly disclosed the top-line results of such Multi-Region Trial, (2) has not submitted a publication with respect to such Multi-Region Trial within [***] following the conclusion or termination of such Multi-Region Trial at all sites, or (3) otherwise confirms in writing to Everest of Kezar’s decision to not elect its first publication right under this Section 12.3.1 (Publication Rights) with respect to such Multi-Region Trial.

12.3.2 Kezar Review and Comment. Notwithstanding anything in this Section 12.3 (Scientific Publication) to the contrary, Everest shall provide Kezar with the opportunity to review and comment on any proposed publication that pertains to the Products at least [***] prior to its intended submission for publication which shall only be permitted in the Territory and as to data, results and the like with respect to patients or subjects located in the Territory. Kezar shall provide Everest with its comments, if any, within such [***] after the receipt of such proposed publication. Everest shall consider in good faith the comments provided by Kezar and shall comply with Kezar’s request to: (a) remove any and all Confidential Information of Kezar from such proposed publication; and (b) delay the submission for a period up to [***] as may be reasonably necessary to seek patent protection for the information disclosed in the proposed publication. Everest agrees to acknowledge the contribution of Kezar and Kezar’s employees in all publication as scientifically appropriate.

Section 12.4 Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

Section 12.5 Prior Confidentiality Agreement. As of the Effective Date, the terms of this Article 12 (Confidentiality) shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Mutual Confidential Disclosure Agreement, dated as of February 6, 2023, between the Parties. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

Article 13

TERM & TERMINATION

Section 13.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 13 (Term & Termination), shall continue in full force and effect until expiration of the last-to-expire Royalty Term for any Product in the Territory. On a Region-by-Region and Product-by-Product basis, (a) the licenses granted to Everest by Kezar under the Onyx Patents and the Onyx Know-How under this Agreement to Exploit Products shall be fully paid-up, irrevocable and non-exclusive upon the expiration of the Royalty Term in each Region with respect to each Product, as the case may be; and (b) the licenses granted to Everest by Kezar under the Licensed IP (other than the Onyx Patents and Onyx Know-How) under this Agreement shall be fully paid-up, irrevocable and exclusive; in each case ((a) and (b)), upon the expiration of the Royalty Term in each Region with respect to each Product, as the case may be.

Section 13.2 Termination for Material Breach.

13.2.1 Breach Notice; Cure Period. Each Party will have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail (a “Default Notice”), fails to cure such material breach within [***] (or [***] with respect to any breach of [***]) from the date of such Default Notice. Notwithstanding the foregoing, if such material breach (other than any breach of any obligation to make payment to the other Party under this Agreement), by its nature, (a) is curable, but is not reasonably curable within the applicable cure period and the breaching Party provides a written plan for curing such breach to the non-breaching Party, and (b) such breach is not also a breach under the Onyx Agreement, then such [***] cure period will be extended for a period mutually agreed by the Parties as long as the breaching Party uses Commercially Reasonable Efforts to cure such breach in accordance with such written plan, but for no longer than an additional [***].

13.2.2 Dispute. Notwithstanding the foregoing, if the alleged breaching Party disputes the existence or materiality of the alleged breach or asserts it has cured such breach, and such breach is not also an alleged breach under the Onyx Agreement, the other Party shall not have the right to terminate this Agreement unless and until it is determined in accordance with Article 14 (Dispute Resolution) that the alleged breaching Party has materially breached this Agreement and fails to cure such breach within [***] after such determination (or within [***] with respect to any breach of [***]), or in the case of an assertion that the alleged breach Party has cured such breach, upon determination that such Party has not cured such breach.

Section 13.3 Termination Upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country, Region, or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.

Section 13.4 Termination for Patent Challenge. Kezar will have the right to terminate this Agreement in full upon written notice to Everest in the event that Everest or any of its Affiliates or Sublicensees directly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Kezar Patents; provided, however, that Kezar will not have the right to terminate this Agreement under this Section 13.4 (Termination for Patent Challenge) (a) if Everest files a request for re-examination of a Licensed Patent or re-issue of a Licensed Patent to the extent that such actions are reasonably necessary or desirable to ensure adequate protection for Products, (b) for any such challenge by any Sublicensee if (i) Everest terminates such Sublicensee within [***] of Kezar’s notice to Everest under this Section 13.4 (Termination for Patent Challenge) or (ii) such challenge is dismissed within [***] of Kezar’s notice to Everest under this Section 13.4 (Termination for Patent Challenge) and not thereafter continued, or (c) any such challenge was asserted as a defense or counterclaim to an action relating specifically to the Kezar Patents first brought by Kezar or any of its Affiliates against Everest or any of its Affiliates or Sublicensees.

Section 13.5 Termination for Cessation of Development or Commercialization. Kezar may terminate this Agreement on a Product-by-Product basis in the event that Everest and its Affiliates and Sublicensees do not conduct any Development or Commercialization activities with respect to such Product in the Field in the Territory for a continuous period of longer than [***] and such failure to conduct any Development or Commercialization activity is not due to a reason outside the reasonable control of Everest, which include (a) by written agreement of the Parties, (b) a result of Everest’s reasonable response to guidance from or action by a Regulatory Authority in the Territory (including a clinical hold, or a recall or withdrawal), (c) due to Kezar’s failure to perform any of its material obligations under this Agreement, or (d) prevented throughout such period by a force majeure for which Everest provided notice to Kezar pursuant to Section 15.4 (Force Majeure). Such termination with respect to such Product will be effective [***] after Everest’s receipt of written notice thereof if Everest or its Affiliate or Sublicensee has not recommenced Development or Commercialization activities with respect to such Product in the Field in the Territory. [***].

Section 13.6 Termination for Convenience. At any time following completion, suspension of greater than [***]or termination of the Palizade Trial on a global basis (which, for clarity, completion shall include (a) completion of dosing of all patients, (b) closing of all applicable clinical trial databases, and (c) receipt of all material clinical data generated by or on behalf of Everest as part of the Palizade Trial), Everest shall have the right to terminate this Agreement in its entirety for any or no reason upon [***] written notice to Kezar.

Section 13.7 Termination of Onyx Agreement. This Agreement shall automatically terminate upon termination of the Onyx Agreement.

Section 13.8 Alternative to Termination. If, following a Change of Control of Kezar or Kezar Parent, notwithstanding any other provisions of this Agreement, as Everest’s sole remedy that is exercisable only once, Everest has the right to terminate this Agreement under Section 13.2 (Termination for Material Breach) or Section 13.3 (Termination Upon Bankruptcy) and such right arises following a Change of Control of Kezar or Kezar Parent, then in lieu of exercising such termination right, Everest may elect by written notice to Kezar to have this Agreement continue in full force and effect and instead have, starting immediately after the end of the applicable cure period or immediately after the date when Everest could have the right to terminate this Agreement under Section 13.2 (Termination for Material Breach) or Section 13.3 (Termination Upon Bankruptcy), [***]. For clarity, Everest may only exercise its rights under this Section 13.8 (Alternative to Termination) following [***].

Section 13.9 Effects of Termination.

13.9.1 Upon termination of this Agreement by either Party under Section 13.2 (Termination for Material Breach) or Section 13.3 (Termination Upon Bankruptcy), termination of this Agreement by Kezar under Section 13.4 (Termination for Patent Challenge) or Section 13.5 (Termination for Cessation of Development or Commercialization), termination of this Agreement by Everest under Section 13.6 (Termination for Convenience), or automatic termination of this Agreement under Section 13.7 (Termination of Onyx Agreement) (but only in the case where Everest’s sublicense under the Onyx Patents and the Onyx Know-How does not survive termination of this Agreement in accordance with Section 9.5(h) of the Onyx Agreement):

(a) Everest will responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going Clinical Trials for which it has primary responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and not adverse to patient safety and requested by Kezar, Everest shall complete such Clinical Trials. For the purpose of clarity, except as provided for above, Everest may wind-down any ongoing Clinical Trials for which it has primary responsibility prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and Everest will be responsible for any costs associated with such wind-down.

(b) Any rights and licenses with respect to the Product granted to Everest under this Agreement shall immediately terminate, and all such rights shall revert back to Kezar. Subject to Section 13.9.1(h) below, a termination of this Agreement will automatically terminate any sublicense granted by Everest pursuant to Section 2.2 (Sublicenses).

(c) Subject to Section 13.9.1(h) below, all rights and licenses granted by Kezar to Everest in Article 2 (License Grant) will terminate, and Everest and its Affiliates, and (subject to Section 13.9.1(b)) Sublicensees will cease all use of Licensed IP and Onyx Know-How and all Exploitation of any Products, except to the extent required hereunder.

(d) Upon Kezar’s request, all Marketing Approvals and other regulatory filings and communications owned (in whole or in part) or otherwise controlled by Everest and its Affiliates, and (subject to Section 13.9.1(b)) Sublicensees, and all other documents relating to or necessary to further Exploit any Products, as such items exist as of the effective date of such termination (including all documents related to completed and ongoing Clinical Trials) will be assigned to Kezar to the extent practicable (or, if not so assigned, Everest shall make the benefit of the foregoing reasonably available to Kezar), and Everest will provide to Kezar one (1) copy of the foregoing and all documents contained in or referenced in any such items, together with the raw and summarized Data for any Clinical Trials (and where reasonably available, electronic copies thereof). In the event of any failure to obtain assignment, Everest hereby consents and grants to Kezar the right to access and reference (without any further action required on the part of Everest, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item.

(e) Everest hereby grants to Kezar and its Affiliates, and Kezar and its Affiliates will (i) automatically have, a worldwide, perpetual and irrevocable exclusive license, with the right to grant sublicenses through multiple tiers, solely for use in Exploiting Products, under Know-How, Patent Rights and Data that are Controlled by Everest or any of its Affiliates and Sublicensees prior to termination and that are solely related to Products and which are necessary for Exploiting Products, and (ii) automatically have, a worldwide, perpetual and irrevocable non-exclusive license, with the right to grant sublicenses through multiple tiers, solely for use in Exploiting Products, under Know-How, Patent Rights and Data that are Controlled by Everest or any of its Affiliates and (subject to Section 13.9.1(b)) Sublicensees that are not solely related to Products but that are necessary for Exploiting Products. For the purpose of clarity, such license shall be effective only as of and after the effective date of such termination. Such license shall be royalty free, except that if this Agreement is terminated by Everest per Section 13.2 (Termination for Material Breach), then such license shall be subject to a commercially reasonable royalty, to be negotiated and agreed by the Parties promptly and in good faith. If the

Parties are not able to agree on the royalty after [***] negotiation, then either Party may escalate the matter for resolution pursuant to Section 14.2 (Escalation to Executive Officers). Notwithstanding the foregoing, in the event that any of the foregoing Know-How or Patent Rights are not Controlled by Everest (or any of its Affiliates and Sublicensees) due to the fact that such Party would be obligated to make any payments to a Third Party in connection with the grant of the foregoing licenses, then Kezar shall have the right to assume such payment obligations and should it elect to do so, such Know-How and Patent Rights shall be included in such license grant.

(f) Upon Kezar’s request, Everest will assign (or, if applicable, will cause its Affiliates or (subject to Section 13.9.1(b)) Sublicensees to assign) to Kezar all of Everest’s (and such Affiliates’ and Sublicensees’) right, title and interest in and to any Product Marks or internet domain names that are specific to a Product worldwide (it being understood that the foregoing will not include any trademarks or internet domain names that contain the corporate or business name(s) of Everest).

(g) Everest agrees (and shall cause its Affiliates and use commercially reasonable efforts to cause its Sublicensees as a condition of the grant of the applicable sublicense to so agree) to fully cooperate with Kezar and its designee(s) to facilitate a smooth, orderly and prompt transition of the Exploitation of Products to Kezar and/or its designee(s). Upon request by Kezar, Everest shall transfer to Kezar some or all quantities of Products in its possession. If Everest is, at the time of such termination of this Agreement, party to any Third Party contracts with respect to a Product in the Territory, then it shall provide Kezar notice of and to the extent permitted to do so, copies thereof. Everest shall assign to Kezar any such contracts requested by Kezar, to the extent relating to the Product in the Territory and to the extent it has the right under such contract(s) to do so (and shall use commercially reasonable efforts to obtain any required consents, which efforts shall not require making any payments or incurring any liabilities unless Kezar agrees to reimburse Everest therefor (and Everest shall inform Kezar of any such required payment or liability)). Everest shall, at Kezar’s cost and expense, (i) provide any cooperation reasonably requested by Kezar to ensure uninterrupted supply of Products (including Everest’s employees’ time at the FTE Rate), and (ii) if Everest Manufactured a Product at the time of termination, continue to provide for Manufacturing of such Product for Kezar, at its Fully Burdened Manufacturing Cost plus [***] therefore, from the date of notice of such termination until the sooner to occur of such time as Kezar is able, using commercially reasonable efforts to do so, to secure an acceptable alternative commercial Manufacturing source from which sufficient quantities of Product may be procured and legally sold in the Territory or [***] from the effective date of termination of this Agreement.

(h) If (i) this Agreement is terminated by either Kezar under Section 13.2 (Termination for Material Breach) or by either Party under Section 13.3 (Termination Upon Bankruptcy), (ii) prior to such termination, Everest granted a sublicense in part (but not in full) of the licenses granted under Section 2.1 (Grant) in accordance with the terms of Section 2.2 (Sublicenses), and (iii) on the effective date of such termination, the applicable Sublicensee is in compliance with the terms of the relevant sublicense agreement, then, notwithstanding anything to the contrary set forth in this Section 13.9 (Effects of Termination), such sublicense shall be deemed to survive termination as long such Sublicensee continues to comply with its obligations thereunder, provided that, for clarity, Kezar shall have no obligations to such Sublicensee under such sublicense agreement.

(i) At the Disclosing Party’s election, the Receiving Party shall return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to the Product that are in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided, that the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding anything to the contrary set forth in this Agreement, the Receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures.

13.9.2 Upon automatic termination of this Agreement under Section 13.7 (Termination of Onyx Agreement) (but only in the case where Everest’s sublicense under the Onyx Patents and the Onyx Know-How survives termination of the Onyx Agreement in accordance with Section 9.5(b) or Section 9.5(h) of the Onyx Agreement):

(a) All rights and licenses granted by Kezar to Everest in Article 2 (License Grant) (to the extent that the Licensed IP and the Onyx Know-How continue to be Controlled by Kezar and its Affiliates) and Section 6.6 (Right of Reference) (to the extent that Kezar continues to Control Regulatory Filings pertaining to the Product in the Field submitted by or on behalf of Kezar, its Affiliates, or licensees and all Data contained or referenced therein), and Section 8.3 (Manufacturing Technology Transfer) (to the extent that Kezar is able to complete such Manufacturing technology transfer without infringing or misappropriating the Intellectual Property Rights of Onyx) will survive the termination of this Agreement, subject to compliance by Everest with Article 2 (License Grant), Section 6.6 (Right of Reference) and Section 8.3 (Manufacturing Technology Transfer).

(b) [***]

(c) Other than as specified in Section 13.9.2(a) or Section 13.10 (Survival), Kezar’s obligations under this Agreement shall terminate.

Section 13.10 Survival. In addition to the termination consequences set forth in Section 13.9 (Effects of Termination), the following provisions will survive termination or expiration of this Agreement: Article 1 (Definitions), Article 11 (Indemnification), Article 12 (Confidentiality), Article 14 (Dispute Resolution) and Article 15 (Miscellaneous) and Section 2.3 (Retained Rights; No Other Rights), Section 3.2 (Milestone Payment) (with respect to a milestone reached prior to such expiration or termination), Section 3.3 (Royalties) (with respect to sales made before such expiration or termination), Section 3.4 (Method of Payment) through Section 3.8 (Taxes) (inclusive) (with respect to periods with sales of Products made or other payment obligations accruing hereunder before such expiration or termination), Section 5.8 (Records) (except in relation to the second to last sentence, which shall survive for twelve (12) months following the effective date of termination or expiration of this Agreement), Section 7.4 (Records) (except in relation to the second to last sentence, which shall survive for twelve (12) months following the effective date of termination or expiration of this Agreement), Section 9.1 (Ownership), Section 9.3 (Enforcement) through Section 9.5 (Recovery) (inclusive) and Section 9.9 (Patents Licensed From Upstream Licensors) (with respect to any action initiated prior to such expiration or termination), Section 10.4 (Disclaimer), Section 13.9 (Effects of Termination), and this Section 13.10 (Survival). Termination or expiration of this Agreement are neither Party’s exclusive remedy and will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon expiration of this Agreement.

Article 14

DISPUTE RESOLUTION

Section 14.1 Disputes; Resolution by Executive Officers. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights or obligations hereunder (a “Dispute”). It is the desire of the Parties to establish procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, except for any matters that are subject to either Party’s (or its Executive Officer’s) final decision making authority in accordance with Section 4.2.5 (Decision-Making) or matters relating to patent and trademark disputes in accordance with Section 14.11 (Patent and Trademark Disputes), the Parties agree to follow the procedures set forth in this Article 14 (Dispute Resolution) if and when a Dispute arises under this Agreement, subject to Section 14.7 (WAIVER OF JURY TRIAL).

Section 14.2 Escalation to Executive Officers. In the event the Parties are unable to resolve a Dispute after good faith attempts to reach agreement over a [***] period (or [***]), then either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. If the Executive Officers are unable to resolve the matter within [***], or such other longer time that the Executive Officers may otherwise agree upon, after the matter is referred to them, then either Party may refer such issue to arbitration under Section 14.3 (Long Form Arbitration) by providing written notice thereof to the other Party, unless such issue is subject to [***], each of which shall be resolved under Section 14.4 (Expediated Arbitration).

Section 14.3 Long Form Arbitration. Unless otherwise specified under this Agreement, any Dispute that is not resolved pursuant to Section 14.2 (Escalation to Executive Officers) will be resolved solely and exclusively by binding arbitration to be conducted as set forth below in this Section 14.3 (Long Form Arbitration).

14.3.1 In any proceeding under this Section 14.3 (Long Form Arbitration), there will be three (3) arbitrators. Within [***] after delivery of such notice, each Party will nominate one arbitrator in accordance with the Arbitration Rules. The two arbitrators so nominated will nominate a third arbitrator to serve as chair of the arbitration tribunal, such nomination to be made within [***] after the selection of the second arbitrator. The arbitrators will be neutral and independent of both Parties and all of their respective Affiliates, will have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, will have appropriate experience with respect to the matter(s) to be arbitrated, and will have some experience in mediating or arbitrating issues relating to such agreements. In the case of any dispute involving an alleged failure to use Commercially Reasonable Efforts, each arbitrator will in addition be an individual with experience and expertise in the worldwide Development and Commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto. In the case of a dispute involving a scientific or accounting matter or determination, an expert having applicable expertise and experience will be selected by the Parties to assist the arbitrators in such scientific or accounting matter or determination (and the arbitrators will select such expert if the Parties cannot agree on such expert within [***] following the selection of the arbitrators). The governing law in Section 15.5 (Governing Law) will govern such proceedings. No individual will be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 14.3 (Long Form Arbitration). The place of arbitration will be [***], unless otherwise agreed to by the Parties, and the arbitration will be conducted in English.

14.3.2 The arbitrators will set a date for a hearing that will be held no later than [***] following the appointment of the last of such three arbitrators. The Parties will have the right to be represented by counsel. Except as provided herein, the arbitration will be governed by [***] (the “Arbitration Rules”) applicable at the time of the notice of arbitration pursuant to Section 14.2 (Escalation to Executive Officers), including the right of each Party to undertake document requests.

14.3.3 The arbitrators’ decision and award will be made and delivered within [***] after completion of the hearing described in Section 14.3.2. The determination of the arbitrators as to the resolution of any dispute will be binding and conclusive upon the Parties. All rulings of the arbitrators will be in writing and will be delivered to the Parties as soon as is reasonably possible. Nothing contained herein will be construed to permit the arbitrators to award punitive, exemplary or any similar damages. Any arbitration award may be entered in and enforced by a court in accordance with Section 14.5 (Award) and Section 14.11 (Patent and Trademark Disputes).

Section 14.4 Expedited Arbitration. If the Parties (and the Executive Officers) are unable to agree an issue subject to [***], such disagreement will be resolved solely and exclusively by binding arbitration to be conducted as set forth below in this Section 14.4 (Expedited Arbitration) (“Expedited Arbitration”).

14.4.1 In any proceeding under this Section 14.4 (Expedited Arbitration), there will be one (1) arbitrator selected by mutual agreement or, if the Parties are unable to agree on an arbitrator within [***] after such matter is referred to Expedited Arbitration, the Parties will request that [***]select the arbitrator, in each case satisfying the criteria set forth in Section 14.3.1 to the maximum extent possible.

14.4.2 Within [***] after appointment of the arbitrator, each Party will submit to the arbitrator its proposal and a written memorandum of no more than fifteen (15) pages in support thereof (the “Opening Brief”). The arbitrator will provide each Party’s Opening Brief to the other Party after he or she receives the Opening Brief from both Parties. Within [***] after a Party receives the other Party’s Opening Brief from the arbitrator, such receiving Party will have the right to submit to the arbitrator a response to the other Party’s Opening Brief (each, a “Response Brief”) which will not exceed ten (10) pages in total. The arbitrator will provide each Party’s Response Brief to the other Party after he or she receives a Response Brief from both Parties (or at the expiration of such [***] period if any Party fails to submit a Response Brief).

14.4.3 There will be no discovery in the Expedited Arbitration (e.g., document requests, interrogatories, depositions, etc.). The arbitrator will, however, have the right to perform independent research and analysis and to request any Party provide additional documentary evidence that was Controlled by such Party prior to the arbitrator making such request.

14.4.4 The arbitrator will be instructed to select one Party’s proposal no later than [***] following the receipt of both Parties’ Response Briefs (or expiration of the aforementioned [***] period if any Party fails to submit a Response Brief) and to select the proposal that he or she determines is the most commercially reasonable under the circumstances and best gives effect to the intent of the Parties under this Agreement. The arbitrator will accept only one of the proposals submitted by the Parties (without making any changes to such proposal) and will render such proposal as the arbitrator’s final decision. Notwithstanding anything to the contrary in this Agreement, the arbitrator will not have the authority to render any decision other than selecting one proposal submitted by a Party pursuant to this Section 14.4 (Expedited Arbitration). The arbitrator’s decision will be final and binding on the Parties.

Section 14.5 Award. Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under Section 14.3 (Long Form Arbitration) will be promptly paid in Dollars free of any tax, deduction or offset, unless otherwise required by applicable Law; and any costs, fees or taxes incident to enforcing the award will, to the maximum extent permitted by Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14 (Dispute Resolution), and agrees that, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. Each Party consents to the jurisdiction of any federal court located in San Francisco, California, or, if such federal court lacks jurisdiction, any state court of California located in San Francisco, for the purpose of enforcing the arbitration provisions of this Agreement and enforcing any arbitrator’s award; provided, however, that to the extent necessary to avoid irreparable harm, any party may seek temporary or preliminary injunctive relief in accordance with Section 14.8 (Injunctive Relief) in any court of competent jurisdiction. With respect to money damages, nothing contained herein will be construed to permit the arbitrators or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages.

Section 14.6 Costs. Each Party will bear its own legal fees in connection with any arbitration procedure. Each Party shall bear an equal share of the arbitrators’ cost, fees and expenses (and those any expert hired by the arbitrators) in relation to arbitration under any arbitration procedure.

Section 14.7 WAIVER OF JURY TRIAL. EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 14.8 Injunctive Relief. Nothing in this Article 14 (Dispute Resolution) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. For the avoidance of doubt, nothing in this Section 14.8 (Injunctive Relief) will otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.2 (Termination for Material Breach). No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under applicable Law.

Section 14.9 Confidentiality. The arbitration proceeding will be confidential, and the arbitrators will issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by applicable Law, no Party will make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party (which consent will not be unreasonably withheld, delayed or conditioned). The existence of any dispute submitted to arbitration, and any award, will be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by applicable Law. Notwithstanding the foregoing, each Party will have the right to disclose information regarding the arbitration proceeding to the same extent as it may disclose Confidential Information of the other Party under Article 12 (Confidentiality) above.

Section 14.10 Survivability. Any duty to arbitrate under this Agreement will remain in effect and be enforceable after termination of this Agreement for any reason.

Section 14.11 Patent and Trademark Disputes. Notwithstanding Section 14.3 (Long Form Arbitration), any dispute, controversy or claim relating to the inventorship, scope, validity, enforceability or infringement of any Patent Rights Covering the Manufacture, use, importation, offer for sale or sale of the Compound or the Products or of any Product Marks will be submitted to a court of competent jurisdiction in the country or Region in which such patent or trademark rights were granted or arose.

Article 15

MISCELLANEOUS

Section 15.1 Entire Agreement; Amendment. This Agreement and all Exhibits attached hereto or thereto constitute the entire agreement between the Parties as to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement. None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.

Section 15.2 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

Section 15.3 Independent Contractors. The relationship between Everest and Kezar created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. No such Party is a legal representative of the other Party, and no such Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each such Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

Section 15.4 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, pandemics, epidemics or other acts of God or any other deity (or orders of any Governmental Authority related to any of the foregoing), or acts, omissions or delays in acting by any Governmental Authority. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable; the JDC shall review and discuss any such matter to the extent related to any Clinical Trials in the Territory, and the affected Party shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

Section 15.5 Governing Law. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Licensed Patent, which issue shall be determined in accordance with the laws of the country or Region in which such patent was issued.

Section 15.6 Guarantee.

15.6.1 Guarantor hereby agrees that it shall take all actions necessary to enable Everest to perform its obligations under this Agreement as and when they become performable in accordance with the terms of this Agreement.

15.6.2 Guarantor hereby fully, unconditionally and irrevocably guarantees to Kezar the due and punctual payment of all monetary obligations of Everest as and when they become payable in accordance with the terms of this Agreement, including pursuant to Article 3 (Fees, Royalties & Payments) and Article 11 (Indemnification), and Guarantor shall cause Everest to take all actions as are necessary for it to perform all obligations to be performed by Everest hereunder, all in accordance with the terms of this Agreement. Guarantor hereby acknowledges that, with respect to all of Everest’s obligations, the guarantee contemplated by this Section 15.6 (Guarantee) shall be a guaranty of payment and performance and not of collection and shall not be conditioned or contingent upon the pursuit of any remedies against Everest, provided that Guarantor’s liability under this Section 15.6 (Guarantee) shall be no greater than Everest’s liability under this Agreement was (or would have been).

15.6.3 To the fullest extent permitted by applicable Law, the obligations of Guarantor hereunder shall not be affected by any change in the existence (corporate or otherwise) of Guarantor or Everest or any insolvency, bankruptcy, reorganization or similar proceeding affecting any of them or their assets. Guarantor acknowledges that it will receive direct and indirect benefits from the consummation of the transactions contemplated by this Agreement and that the waivers set forth in this Section 15.6 (Guarantee) are knowingly made in contemplation of such benefits.

Section 15.7 Notice. Any notice required or permitted to be given by this Agreement shall be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective if (a) delivered by hand or by overnight courier with tracking capabilities, (b) mailed postage prepaid by first class, registered, or certified mail, or (c) delivered by email followed by delivery via either of the methods set forth in clauses (a) and (b) of this Section 15.7 (Notice), in each case, addressed as set forth below unless changed by notice so given:

If to Kezar Kezar Life Sciences, Inc.
4000 Shoreline Court, Suite 300
South San Francisco, CA 94080
Attention: Chief Executive Officer
Email: [***]

For notice under subsection (c), with copies (which shall not constitute notice) to:

Email: [***]; [***]

with copies (which shall not constitute notice) to:

Sidley Austin LLP

2850 Quarry Lake Drive, Suite 280

Baltimore, MD 21209

Attention: Asher M. Rubin; Adriana V. Tibbitts

Email: [***]

If to Everest Everest Medicines

F16, CITIC Square, West Nanjing Road 1168

Shanghai 200041, China

Attention: Chief Executive Officer

Email: [***]

with copies (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Attention: Geoffrey Lin

Email: [***]

If to Guarantor Everest Medicines

F16, CITIC Square, West Nanjing Road 1168

Shanghai 200041, China

Attention: Chief Executive Officer

Email: [***]

with copies (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Attention: Geoffrey Lin

Email: [***]

Any such notice shall be deemed given on the date received, except any notice received after 5:00 p.m. (in the time zone of the receiving Party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the Person or address to which notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 15.7 (Notice).

Section 15.8 Compliance With Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 15.9 Non-Use of Names. Kezar shall not use the name, trademark, logo, or physical likeness of Everest or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Everest’s prior written consent. Kezar shall require its Affiliates to comply with the foregoing. Everest shall not use the name, trademark, logo, or physical likeness of Kezar or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Kezar’s prior written consent. Everest shall require its Affiliates and Sublicensees to comply with the foregoing.

Section 15.10 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate), provided, that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any merger, sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement, without the prior consent of the non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 15.10 (Successors and Assigns) shall be null and void.

Section 15.11 Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

Section 15.12 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except for the provisions of Article 11 (Indemnification) (with respect to which the persons to which Article 11 (Indemnification) applies shall be Third Party beneficiaries for Article 11 (Indemnification) only in accordance with the terms and conditions of Article 11 (Indemnification)).

Section 15.13 Headings; Exhibits. Article and Section headings used herein are for convenient reference only and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

Section 15.14 Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The word “will” shall be construed to have the same meaning and effect as the word “shall”. References to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof. For purposes of (a) the last sentence of Section 10.2(d), and (b) Section 10.2(e), “knowledge” of Kezar means [***]. This Agreement is made in English. In the event that this Agreement includes terms in any other language, those terms shall be for reference purposes only and the English language version of this Agreement shall control for any interpretations of the provisions of this Agreement. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

Section 15.15 Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

Section 15.16 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates and each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, without sublicense or assignment, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by such Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party (or such Affiliate) without any obligation to first proceed against such Party’s Affiliate (or such Party).

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

kezar LIFE SCIENCES, INC.	EVEREST MEDICINES II (HK) LIMITED
By: /s/ John Fowler Name: John Fowler Title: Chief Executive Officer	By: /s/ Yongqing Luo Name: Yongqing LUO Title: Chief Executive Officer

IN WITNESS WHEREOF, Guarantor, solely for purposes of Section 2.8.4 (Everest’s Change of Control) and Section 15.6 (Guarantee), has executed this Agreement as of the date first set forth above.

EVEREST MEDICINES LIMITED
By: /s/ Yongqing Luo Name: Yongqing LUO Title: Chief Executive Officer

Exhibit A
Compound

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Exhibit B
Licensed Patents (including the Onyx Patents)

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Exhibit C
Product Sub-Structures

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Exhibit D
Initial Development Plan

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